     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 6, 1996
                                                           REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              WHITTMAN-HART, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

       DELAWARE                 7379                    36-3797833
   (State or other        (Primary Standard          (I.R.S. Employer
   jurisdiction of           Industrial             Identification No.)
   incorporation or      Classification Code
    organization)               No.)

311 SOUTH WACKER DRIVE, SUITE 3500, CHICAGO, ILLINOIS 60606-6618; (312) 922-9200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ROBERT F. BERNARD
                            CHIEF EXECUTIVE OFFICER
                              WHITTMAN-HART, INC.
311 SOUTH WACKER DRIVE, SUITE 3500, CHICAGO, ILLINOIS 60606-6618; (312) 922-9200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   COPIES TO:

          DOUGLAS R. NEWKIRK                         MATTHEW S. BROWN
          J. TODD ARKEBAUER                            MARK D. WOOD
       SACHNOFF & WEAVER, LTD.                    KATTEN MUCHIN & ZAVIS
    30 S. WACKER DRIVE, 29TH FLOOR           525 W. MONROE STREET, SUITE 1600
     CHICAGO, ILLINOIS 60606-7484                CHICAGO, ILLINOIS 60661
            (312) 207-1000                            (312) 902-5200

                            ------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                          PROPOSED         PROPOSED
                                                           MAXIMUM          MAXIMUM
                                         AMOUNT TO BE     OFFERING         AGGREGATE      AMOUNT OF
   TITLE OF EACH CLASS OF SECURITIES      REGISTERED   PRICE PER SHARE  OFFERING PRICE   REGISTRATION
           TO BE REGISTERED                  (1)             (2)              (2)            FEE
Common Stock, $.001 par value..........   2,070,000        $29.75         $61,582,500      $21,235

(1) Includes 270,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for purposes of computing the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average high and low prices of the Common Stock on the Nasdaq National Market on July 31, 1996.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED AUGUST 6, 1996

PROSPECTUS
            , 1996

                                1,800,000 SHARES

                              WHITTMAN-HART, INC.
 S

                                  COMMON STOCK

    Of the 1,800,000 shares of Common Stock being offered hereby, 1,035,000 shares are being sold by Whittman-Hart, Inc. ("Whittman-Hart" or the "Company") and 765,000 shares are being sold by the Selling Stockholders. See "Principal and Selling Stockholders." The Company will not receive any part of the proceeds from the sale of shares by the Selling Stockholders.

    The Common Stock is traded on the Nasdaq National Market under the symbol "WHIT." On August 2, 1996, the last reported sale price of the Common Stock was $29 7/8 per share. See "Price Range of Common Stock."

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
 EXCHANGE  COMMISSION  OR   ANY  STATE  SECURITIES   COMMISSION  NOR  HAS   THE
   SECURITIES  AND  EXCHANGE COMMISSION  OR  ANY STATE  SECURITIES COMMISSION
     PASSED  UPON   THE   ACCURACY   OR  ADEQUACY   OF   THIS   PROSPECTUS.
      ANY   REPRESENTATION  TO   THE  CONTRARY  IS   A  CRIMINAL  OFFENSE.

- ------------------------------------------------------------------------------------------------
                                   PRICE        UNDERWRITING       PROCEEDS        PROCEEDS TO
                                  TO THE        DISCOUNTS AND       TO THE         THE SELLING
                                  PUBLIC       COMMISSIONS (1)    COMPANY (2)     STOCKHOLDERS
- ------------------------------------------------------------------------------------------------
Per Share.....................        $               $                $                $
Total (3).....................        $               $                $                $
- ------------------------------------------------------------------------------------------------

(1) SEE "UNDERWRITING" FOR INDEMNIFICATION ARRANGEMENTS WITH THE UNDERWRITERS.

(2) BEFORE DEDUCTING EXPENSES ESTIMATED AT $500,000, WHICH WILL BE PAID BY THE COMPANY.

(3) CERTAIN SELLING STOCKHOLDERS HAVE GRANTED TO THE UNDERWRITERS A 30-DAY OPTION TO PURCHASE UP TO 270,000 ADDITIONAL SHARES AT THE PRICE TO THE PUBLIC LESS UNDERWRITING DISCOUNTS AND COMMISSIONS, SOLELY TO COVER OVER-ALLOTMENTS, IF ANY. IF SUCH OPTION IS EXERCISED IN FULL, THE TOTAL PRICE TO THE PUBLIC, UNDERWRITING DISCOUNTS AND COMMISSIONS, PROCEEDS TO THE COMPANY AND PROCEEDS TO THE SELLING STOCKHOLDERS WILL BE $ , $ , $ AND
    $          , RESPECTIVELY.  SEE  "PRINCIPAL  AND  SELLING  STOCKHOLDERS" AND
    "UNDERWRITING."

    The shares of Common Stock are being offered by the several Underwriters when, as and if delivered to and accepted by the Underwriters and subject to various prior conditions, including their right to reject orders in whole or in part. It is expected that delivery of share certificates will be made in New
York, New York, on or about             , 1996.

DONALDSON, LUFKIN & JENRETTE                              VOLPE, WELTY & COMPANY
        SECURITIES CORPORATION

    THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED IN THIS PROSPECTUS, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH
FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS."

                            ------------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET, OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS AND CERTAIN SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                            ------------------------

    Whittman-Hart-Registered Trademark-, Making Information Technology Work-Registered Trademark- and We Are IT-SM- are service marks of the Company. Windows-Registered Trademark- is a registered trademark of Microsoft Corporation. All other trademarks, service marks and trade names referred to in this Prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS
PROSPECTUS: (I) ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED; (II) GIVES RETROACTIVE EFFECT TO A 4 FOR 1 SPLIT OF THE SHARES OF COMMON STOCK, $.001 PAR VALUE PER SHARE (THE "COMMON STOCK"), EFFECTED ON APRIL 3, 1996; AND (III) REFLECTS THE CONVERSION OF THE COMPANY'S REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.001 PAR VALUE PER SHARE (THE "REDEEMABLE PREFERRED STOCK") INTO 956,074 SHARES OF COMMON STOCK ON MAY 2, 1996. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE "COMPANY" OR "WHITTMAN-HART" INCLUDE THE AFFILIATED ENTITIES INVOLVED IN THE REORGANIZATION DESCRIBED IN "THE COMPANY."

                                  THE COMPANY

    Whittman-Hart, Inc. ("Whittman-Hart" or the "Company") provides strategic information technology ("IT") services designed to improve its clients' productivity and competitive position. The Company offers its clients a single source for a comprehensive range of services required to successfully design, develop and implement integrated computer systems projects in diverse computing environments. Among the services offered by the Company are systems integration, strategic IT planning, software development, packaged software implementation (such as SAP's R/3 client/server application software), business process reengineering, organizational change management, networking and connectivity, conventional and multimedia documentation and training, design and implementation of workgroup solutions (such as Lotus Notes) and design and implementation of electronic commerce solutions (such as intranet/Internet and EDI).

    Whittman-Hart's marketing efforts focus on middle market companies ranging from $50 million to $500 million in annual revenues and divisions of Fortune 1000 companies. Whittman-Hart serves clients in a broad range of industries, including communications, consumer products, distribution, diversified services, financial services, insurance, manufacturing, pharmaceuticals, professional services, retail and technology. The Company employs consultants with business experience in these areas to enhance its ability to understand industry-specific business issues and develop unbiased IT solutions to address these issues. The number of clients billed by the Company has grown from 338 in 1993 to 492 in 1995. The Company believes that it has established significant ongoing relationships with many of its clients.

    The demand for IT consulting services has increased rapidly in recent years and is continuing to grow because: (i) businesses and other organizations are becoming more reliant on IT for their competitive success; (ii) companies are migrating from centralized, mainframe-based computer systems to distributed client/server environments; (iii) widespread organizational downsizing requires improved business process efficiencies; (iv) IT solutions have become more complex; and (v) organizations do not generally possess the quantity and variety of IT skills needed to execute complex IT projects. Whittman-Hart has competed successfully in this environment, experiencing a compound annual revenue growth rate of 46% over the past three fiscal years. For fiscal year 1995, the Company's revenues were $49.8 million, an increase of 69% from $29.5 million in fiscal year 1994. Revenues for the six months ended June 30, 1996 were $38.9 million, an increase of 82% from $21.4 million in the corresponding 1995 period. From June 30, 1995 to June 30, 1996, the number of consultants increased 69% from 425 to 718.

    Whittman-Hart sells and delivers its services through a network of six branch offices located in Chicago, Indianapolis, Denver, Cincinnati, Milwaukee and Dallas. The Company has developed a national branch expansion strategy and has begun replicating its business model in additional major domestic markets. Expansion plans for 1996 include a Dallas branch, opened in January 1996, and an additional branch, scheduled to open in late 1996. In support of its growth strategy, Whittman-Hart has made significant investments in its business and systems infrastructure, recruiting organization, training methodologies and marketing programs, all of which the Company believes will be necessary to support a significantly larger organization. The Company's growth strategy includes the following elements: (i) expanding service capabilities; (ii) increasing client penetration by cross-selling additional services; (iii) acquiring other firms to facilitate entry into new geographic markets or increase technical expertise; and (iv) seeking strategic relationships to share technical and industry knowledge and pursue joint marketing opportunities.

                                  THE OFFERING

Common Stock offered by the Company..............  1,035,000 shares
Common Stock offered by the Selling                765,000 shares
Stockholders.....................................
Common Stock to be outstanding after the           9,987,472 shares (1)
offering.........................................
Use of proceeds..................................  General corporate purposes, including working capital, branch expansion and
                                                   possible acquisitions of related
                                                   businesses.
Nasdaq National Market symbol....................  WHIT

- ------------------------
(1) Excludes: (i) options outstanding on the date hereof to purchase 914,334 shares at a weighted average exercise price of $6.76; (ii) 1,126,706 shares reserved for issuance upon exercise of options that may be granted in the future under the Company's 1995 Incentive Stock Plan; and (iii) 400,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. See "Management -- Stock Plans," "Description of Capital Stock" and
     Note 10 of Notes to Financial Statements.

                             SUMMARY FINANCIAL DATA

                                                                                                            SIX MONTHS ENDED
                                                                 YEARS ENDED DECEMBER 31,                       JUNE 30,
                                                   -----------------------------------------------------  --------------------
                                                     1991       1992       1993       1994       1995       1995       1996
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA: (1)
  Revenues.......................................  $  17,881  $  18,632  $  23,422  $  29,543  $  49,822  $  21,412  $  38,863
  Gross profit...................................      6,849      7,395      9,593     11,816     19,430      8,282     15,501
  Operating income...............................        177        713      1,037      1,175      1,713        905      2,539
  Net income.....................................          8        693      1,100      1,100      1,780        806      1,745
  Net income per share...........................                                                                        $0.22
  Shares used in computing net income per
   share.........................................                                                                        7,806
  Pro forma net income (2).......................          8        679      1,073        855      1,114        504
  Pro forma net income per share (2)(3)..........                                                  $0.16      $0.07
  Shares used in computing pro forma net income
   per share (3).................................                                                  7,065      7,149
  Supplementary pro forma net income per share
   (4)...........................................                                                  $0.17

                                                                                          AS OF JUNE 30, 1996
                                                                                       -------------------------
                                                                                        ACTUAL    AS ADJUSTED(5)
                                                                                            (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents and short-term investments...............................  $  33,109    $   61,829
  Working capital....................................................................     40,649        69,369
  Total assets.......................................................................     54,152        82,872
  Total stockholders' equity.........................................................     45,524        74,244

- ------------------------
(1) Certain reclassifications have been made to prior year amounts to conform to the 1995 presentation. See Note 2 of Notes to Financial Statements.

(2) Reflects federal and additional state income tax expense that would have been required had the Company and its predecessors operated as a C corporation for all periods presented.

(3) See Note 2 of Notes to Financial Statements for information concerning the computation of pro forma net income per share.

(4) Adjusted to give effect to the retirement of two promissory notes totaling $1,666,500, resulting in a reduction of interest expense of $153,000 (pro forma net income effect of $92,000 assuming a pro forma effective tax rate of 40%) as if the Company's initial public offering had occurred on January 1, 1995. Shares used in computing supplementary pro forma net income per share were increased by 111,996 to approximate the number of shares sold in the Company's initial public offering to yield net proceeds to retire these notes. See "Use of Proceeds."

(5) Adjusted to give effect to the sale of 1,035,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $29 7/8 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, INVESTORS SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY (THE "SHARES").

ATTRACTION AND RETENTION OF EMPLOYEES

    The Company's business involves the delivery of professional services and is labor-intensive. The Company's success depends in large part upon its ability to attract, develop, motivate and retain highly skilled technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract and retain sufficient numbers of highly skilled technical employees in the future. The Company has historically experienced turnover rates which it believes are consistent with industry norms. An increase in this rate could have a material adverse effect on the Company's business, operating results and financial condition, including its ability to secure and complete engagements. See "Business -- Human Resources."

MANAGEMENT OF GROWTH

    The Company is currently experiencing rapid growth that has strained, and could continue to strain, the Company's managerial and other resources. From June 30, 1995 through June 30, 1996, the number of consultants increased from 425 to 718 and further significant increases are anticipated during the current year. The Company opened a Dallas branch in January 1996, and plans to open an additional branch in late 1996. The Company also intends to open additional offices in the future. The Company's ability to manage the growth of its operations will require it to continue to improve its operational, financial and other internal systems and to attract, develop, motivate and retain its employees. If the Company's management is unable to manage growth or new employees are unable to achieve anticipated performance levels, the Company's business, operating results and financial condition could be materially and adversely affected.

PROJECT RISKS

    Many of the Company's engagements involve projects that are critical to the operations of its clients' businesses and provide benefits that may be difficult to quantify. The Company's failure or inability to meet a client's expectations in the performance of its services could result in a material adverse change to the client's operations and therefore could give rise to claims against the Company or damage the Company's reputation, adversely affecting its business, operating results and financial condition.

VARIABILITY OF QUARTERLY OPERATING RESULTS

    Variations in the Company's revenues and operating results occur from time to time as a result of a number of factors, such as the significance of client engagements commenced and completed during a quarter, the number of business days in a quarter, timing of branch and service line expansion activities, the timing of corporate expenditures and employee hiring and utilization rates. The timing of revenues is difficult to forecast because the Company's sales cycle can be relatively long and may depend on factors such as the size and scope of assignments and general economic conditions. Because a high percentage of the Company's expenses are relatively fixed, a variation in the number of client assignments or the timing of the initiation or the completion of client assignments, particularly at or near the end of any quarter, can cause significant variations in operating results from quarter to quarter and could result in losses to the Company. In addition the Company's engagements generally are terminable by the client without penalty. Although the number of consultants can be adjusted to correspond to the number of active projects, the Company must maintain a sufficient number of senior consultants to oversee existing client projects and assist with the Company's sales force in securing new client assignments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

    The market for IT services includes a large number of competitors, is subject to rapid change and is highly competitive. Primary competitors include participants from a variety of market segments, including "Big Six" accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, facilities management companies, general management consulting firms and programming companies. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company competes with its clients' internal resources, particularly where these resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on the Company. There can be no assurance that the Company will compete successfully with its existing competitors or with any new competitors. See "Business -- Competition."

RELIANCE ON KEY EXECUTIVES

    The success of the Company is highly dependent upon the efforts and abilities of its executive officers, particularly Mr. Robert Bernard, the
Company's founder and Chief Executive Officer. Although these executives have entered into employment agreements containing noncompetition, nondisclosure and nonsolicitation covenants, these contracts do not guarantee that these individuals will continue their employment with the Company. The loss of the services of any of these key executives for any reason could have a material adverse effect upon the Company's business, operating results and financial condition. See "Management -- Employment Agreements."

CONCENTRATION OF REVENUES

    The Company derives a significant portion of its revenues from a relatively limited number of clients. For example during fiscal year 1995 and the first six months of 1996, revenues from the Company's ten most significant clients accounted for approximately 33% of its revenues, and its largest client accounted for approximately 10% and 8% of the Company's revenues, respectively. There can be no assurance that these clients will continue to engage the Company for additional projects or do so at the same revenue levels. Clients engage the Company on an assignment-by-assignment basis, and a client can generally terminate an assignment at any time without penalty. The loss of any significant client could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Clients and Representative Solutions."

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW SOLUTIONS

    The Company's success will depend in part on its ability to develop IT solutions that keep pace with continuing changes in IT, evolving industry standards and changing client preferences. There can be no assurance that the Company will be successful in adequately addressing these developments on a timely basis or that, if these developments are addressed, the Company will be successful in the marketplace. In addition, there can be no assurance that products or technologies developed by others will not render the Company's services uncompetitive or obsolete. The Company's failure to address these developments could have a material adverse effect on the Company's business, operating results and financial condition.

RISKS RELATED TO POSSIBLE ACQUISITIONS

    The Company may expand its operations through the acquisition of additional businesses. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate any acquired businesses into the Company without substantial expenses, delays or other operational or financial problems. Further, acquisitions may involve a number of special risks or effects, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets and other one-time or ongoing acquisition related expenses, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. Client satisfaction or performance problems at a single acquired firm could have a material adverse impact on the reputation of the Company as a whole. In addition, there can be no assurance that acquired businesses, if any, will achieve anticipated revenues and earnings. The failure of the Company to manage its acquisition strategy successfully could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Growth Strategy."

CONTROL BY PRINCIPAL STOCKHOLDER

    After completion of this offering, Mr. Bernard will beneficially own approximately 40.1% of the Company's outstanding shares of Common Stock. As a result, Mr. Bernard will, as a practical matter, continue to be able to control the outcome of matters requiring a stockholder vote, including the election of the members of the Board of Directors, thereby controlling the affairs and management of the Company. Such control could adversely affect the market price of the Common Stock or delay or prevent a change in control of the Company. See "Principal and Selling Stockholders."

INTELLECTUAL PROPERTY RIGHTS

    The Company's success is dependent upon certain methodologies it utilizes in designing, installing and integrating computer software and systems and other proprietary intellectual property rights. The Company's business includes the development of custom software in connection with specific client engagements. Ownership of such software is generally assigned to the client. The Company also develops certain foundation and application software products, or software "tools," which remain the property of the Company.

    The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights.

    Although the Company believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of claims alleging infringement of third-party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages, develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement. See "Business -- Intellectual Property Rights."

FIXED-BID PROJECTS

    The Company undertakes certain projects billed on a fixed-bid basis, which is distinguishable from the Company's principal method of billing on a time and materials basis, and undertakes other projects on a fee-capped basis. The failure of the Company to complete such projects within budget or below the cap would expose the Company to risks associated with cost overruns, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

LIMITED TRADING HISTORY OF COMMON STOCK; STOCK PRICE VOLATILITY

    The Common Stock first became publicly traded on May 3, 1996 after the Company's initial public offering at $16 per share. Between May 3, 1996 and August 2, 1996, the closing sale price has ranged from a low of $23 5/8 per share to a high of $41 1/2 per share. The market price of the Common Stock could continue to fluctuate substantially due to a variety of factors, including quarterly fluctuations in results of operations, adverse circumstances affecting the introduction or market acceptance of new products and services offered by the Company, announcements of new products and services by competitors, changes in the IT environment, changes in earnings estimates by analysts, changes in accounting principles, sales of Common Stock by existing holders, loss of key personnel and other factors. The market price for the Company's Common Stock may also be affected by the Company's ability to meet analysts' expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Company's Common Stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation instigated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Price Range of Common Stock."

SIGNIFICANT UNALLOCATED NET PROCEEDS

    None of the anticipated net proceeds of this offering is designated for specific uses. Therefore, the Board of Directors of the Company will have broad discretion with respect to the use of the net proceeds of this offering. See "Use of Proceeds."

CERTAIN ANTI-TAKEOVER EFFECTS

    The Company's Certificate of Incorporation and By-Laws and the Delaware General Corporation Law include provisions that may be deemed to have anti-takeover effects and may delay, defer or prevent a takeover attempt that stockholders might consider in their best interests. These include By-Law provisions under which only the Chairman of the Board or the President may call meetings of stockholders and certain advance notice procedures for nominating candidates for election to the Board of Directors. Directors of the Company are divided into three classes and are elected to serve staggered three-year terms. The Board of Directors of the Company is empowered to issue up to 3,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges of such shares, without any further stockholder action. The existence of this "blank-check" preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. In addition, this "blank-check" preferred stock, and any issuance thereof, may have an adverse effect on the market price of the Company's Common Stock. See "Management -- Directors and Executive Officers" and "Description of Capital Stock -- Delaware Law and Certain Certificate of Incorporation and By-Law Provisions; Anti-Takeover Effects."

SHARES ELIGIBLE FOR FUTURE SALE

    Immediately after completion of this offering, the Company will have 9,987,472 shares of Common Stock outstanding, of which the 1,800,000 shares sold pursuant to this offering as well as the 3,105,000 shares sold in the initial public offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), except those shares acquired by affiliates of the Company. Holders of the remaining shares will be eligible to sell such shares pursuant to Rule 144 ("Rule 144") under the Securities Act at prescribed times and subject to the manner of sale, volume, notice and information restrictions of Rule 144. The Company has granted certain institutional investors and their transferees and Messrs. Bernard and Szofer certain demand and piggyback registration rights covering an aggregate of 830,296 shares of Common Stock (1,100,296 shares if the Underwriter's over-allotment option is exercised in full). In addition, 872,334 shares of Common Stock (88,479 of which are currently exercisable) are issuable upon the exercise of outstanding stock options, which shares have been registered by the Company under the Securities Act and after issuance upon exercise will be freely tradeable without restriction. The Company, together with certain of its stockholders (holding in the aggregate 602,761 shares of Common Stock upon consummation of this offering), have agreed not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any Common Stock, or any securities convertible into or exchangeable or exercisable for Common Stock, until October 30, 1996, without the prior consent of Donaldson, Lufkin & Jenrette Securities Corporation. Sales of substantial amounts of such shares in the public market or the availability of such shares for future sale could adversely affect the market price of the shares of Common Stock and the Company's ability to raise additional capital at a price favorable to the Company. See "Shares Eligible for Future Sale" and "Underwriting."

                                  THE COMPANY

    From its inception in 1984 to December 31, 1995, the Company's business was owned by Whittman-Hart, L.P., a Delaware limited partnership ("LP"), and operated by employees of Whittman-Hart Corporation II, a Delaware corporation ("Corporation II"), pursuant to a client service agreement. The general partner of LP was Whittman-Hart, Ltd., a Delaware corporation ("Limited") of which 94% was owned by Mr. Bernard and 6% was owned by Edward Szofer, the Company's Chief Operating Officer. The limited partners of LP were Corporation II, Mr. Bernard and, after August 1995, F-WH Corporation ("Frontenac") and PVP-WH Corporation ("Platinum"). The stockholders of Corporation II included officers and certain other employees of the Company. Frontenac and Platinum acquired their interests in LP in August 1995 pursuant to their purchases of $4.0 million and $1.5 million, respectively, of convertible preferred equity units. See "Certain Transactions."

    Effective December 31, 1995, the Company restructured itself in a transaction (the "Reorganization") pursuant to which the partners of LP (other than Corporation II) became the stockholders of Corporation II, Corporation II became the successor to all of the assets, liabilities and business of LP and the client service agreement between LP and Corporation II was canceled. The convertible preferred and common equity units in LP were converted into a like number of shares of Redeemable Preferred Stock and Common Stock, respectively, of Corporation II, and Corporation II changed its name to Whittman-Hart, Inc., the issuer in this offering.

    Prior to the Reorganization, the portion of the Company's earnings attributable to the operations of LP was taxed, for federal and certain state income tax purposes, directly to the partners of LP rather than to the Company. The Company has made cash distributions to Mr. Bernard aggregating $179,476 for the purpose of enabling him to pay federal and state income taxes for fiscal 1995 attributable to LP's taxable income, and in connection with the
Reorganization the Company declared, and in April 1996 paid, a final distribution to the Company's predecessor partners aggregating $860,646 for the purpose of enabling them to pay federal and state income taxes for fiscal year 1995 attributable to LP's taxable income and to the tax consequences of the Reorganization (collectively, the "Tax Distributions"). From and after the date of the Reorganization, all earnings of the Company will be subject to federal and state corporate income taxes.

    The Company maintains its principal executive offices at 311 South Wacker Drive, Suite 3500, Chicago, Illinois 60606. The Company's telephone number is
(312) 922-9200 and its Internet address is http:// www.whittman-hart.com. The Company's Web site is not a part of this Prospectus.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Shares are approximately $28.7 million, based on an assumed price to the public of $29 7/8 per share and after deducting estimated Underwriters' discounts and commissions and estimated offering expenses. The principal purposes of this offering are to increase the Company's equity capital and financial flexibility and provide working capital to fund the Company's growth strategy. See "Business -- Growth Strategy" and "-- Operational Investments."

    The Company anticipates that the net proceeds of this offering will be used primarily for general corporate purposes, including working capital, branch expansion and possible acquisitions of related businesses. There can be no assurances that the Company will open any new offices or that it will make any acquisitions. As of the date of this Prospectus, the Company has no agreements, understanding or commitments regarding the acquisition of any other business. Pending such uses, the Company intends to invest the net proceeds from this offering in investment grade, short-term, interest-bearing securities.

    The Company will not receive any of the proceeds from the sale of Common Stock by the Selling Stockholders. See "Principal and Selling Stockholders."

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock has been traded on the Nasdaq National Market under the symbol "WHIT" since May 3, 1996. The following table sets forth, for the periods indicated, the range of high and low closing sale prices for the Common Stock as reported on the Nasdaq National Market.

                                                                                           HIGH        LOW
1996
  Second Quarter (from May 3, 1996)....................................................  $  41 1/2  $  24 1/2
  Third Quarter (through August 2, 1996)...............................................     34 1/4     23 5/8

    On August 2, 1996, the last reported sale price of the Common Stock was $29 7/8 per share. At August 2, 1996, the Company had approximately 45 stockholders of record.

                                DIVIDEND POLICY

    Other than the Tax Distributions made in connection with the Reorganization, the Company has never made any distributions with respect to its equity securities. The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain future earnings to fund the development and growth of its business.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company: (i) as of June 30, 1996 and (ii) as adjusted to reflect the sale of 1,035,000 shares of Common Stock offered by the Company in this offering at an assumed public offering price of $29 7/8 per share and the application of the estimated net proceeds therefrom. As of June 30, 1996, the Company had no long-term debt. The information set forth below should be read in conjunction with the Financial Statements and related Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus.

                                                                                             AS OF JUNE 30, 1996
                                                                                            ----------------------
                                                                                             ACTUAL    AS ADJUSTED
                                                                                                (IN THOUSANDS)
Long-term debt............................................................................  $      --  $       --
Stockholders' equity:
  Preferred stock, $.001 par value; 3,000,000 shares authorized, none issued and
   outstanding............................................................................         --          --
  Common stock, $.001 par value; 15,000,000 shares authorized, 8,959,210 issued on an
   actual basis; 9,994,210 issued as adjusted (1).........................................          9          10
Additional paid-in capital................................................................     43,757      72,476
Retained earnings.........................................................................      1,795       1,795
Deferred compensation.....................................................................        (13)        (13 )
Common stock held in treasury, at cost; 7,698 shares......................................        (24)        (24 )
                                                                                            ---------  -----------
Total common stockholders' equity.........................................................     45,524      74,244
                                                                                            ---------  -----------
  Total capitalization....................................................................  $  45,524  $   74,244
                                                                                            ---------  -----------
                                                                                            ---------  -----------

- ------------------------
(1) Excludes: (i) an aggregate of 911,294 shares issuable upon the exercise of stock options outstanding at June 30, 1996; (ii) 1,126,706 shares reserved for issuance upon exercise of options that may be granted in the future under the Company's 1995 Incentive Stock Plan; and (iii) 400,000 shares reserved for issuance under the Company's Employee Stock Purchase Plan. See "Management -- Stock Plans," "Description of Capital Stock" and Note 10 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following selected financial data for the fiscal years 1991 through 1995 are derived from the Company's Financial Statements and related Notes thereto that have been audited by KPMG Peat Marwick LLP, independent accountants. The statements of operations and the balance sheet data as set forth below for, and as of the end of, each of the six-month periods ended June 30, 1995 and 1996 have been derived from unaudited financial statements of the Company which, in the opinion of management, include all adjustments that are necessary for a fair statement of the results of the interim periods, and all such adjustments are of a normal recurring nature. The selected financial data for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the full year. The selected financial data set forth below should be read in conjunction with the Financial Statements and related Notes thereto and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                                    SIX
                                                                                                                  MONTHS
                                                                                                                   ENDED
                                                                        YEARS ENDED DECEMBER 31,                 JUNE 30,
                                                          -----------------------------------------------------  ---------
                                                            1991       1992       1993       1994       1995       1995
STATEMENT OF OPERATIONS DATA: (1)
  Revenues..............................................  $  17,881  $  18,632  $  23,422  $  29,543  $  49,822  $  21,412
  Cost of services......................................     11,032     11,237     13,829     17,727     30,392     13,130
                                                          ---------  ---------  ---------  ---------  ---------  ---------
    Gross profit........................................      6,849      7,395      9,593     11,816     19,430      8,282
  Costs and expenses:
    Selling.............................................      1,026        946      1,073      1,431      2,497      1,104
    Recruiting..........................................        665        471        769      1,121      2,181      1,014
    General and administrative..........................      4,981      5,265      6,714      8,089     13,039      5,259
                                                          ---------  ---------  ---------  ---------  ---------  ---------
      Total costs and expenses..........................      6,672      6,682      8,556     10,641     17,717      7,377
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Operating income......................................        177        713      1,037      1,175      1,713        905
  Other income (expense)................................       (167)       (18)        66        (36)        17        (99)
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes............................         10        695      1,103      1,139      1,730        806
  Income taxes..........................................          2          2          3         29        (50)        --
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Net income............................................          8        693      1,100      1,110      1,780        806
  Net income per share..................................
  Shares used in computing net income per share.........
  Pro forma adjustment to provision for income taxes
   (2)..................................................         --         14         27        255        666        302
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net income(2)...............................  $       8  $     679  $   1,073  $     855  $   1,114  $     504
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net income per share (2)(3).................                                              $    0.16  $    0.07
                                                                                                      ---------  ---------
                                                                                                      ---------  ---------
  Shares used in computing pro forma net income per
   share................................................                                                  7,065      7,149
                                                                                                      ---------  ---------
                                                                                                      ---------  ---------
  Supplementary pro forma net income per share
   (unaudited) (4)......................................                                              $    0.17
                                                                                                      ---------
                                                                                                      ---------

                                                            1996
STATEMENT OF OPERATIONS DATA: (1)
  Revenues..............................................  $  38,863
  Cost of services......................................     23,362
                                                          ---------
    Gross profit........................................     15,501
  Costs and expenses:
    Selling.............................................      1,710
    Recruiting..........................................      1,607
    General and administrative..........................      9,645
                                                          ---------
      Total costs and expenses..........................     12,962
                                                          ---------
  Operating income......................................      2,539
  Other income (expense)................................        304
                                                          ---------
  Income before income taxes............................      2,843
  Income taxes..........................................      1,098
                                                          ---------
  Net income............................................      1,745
                                                          ---------
                                                          ---------
  Net income per share..................................  $    0.22
                                                          ---------
                                                          ---------
  Shares used in computing net income per share.........      7,806
                                                          ---------
                                                          ---------
  Pro forma adjustment to provision for income taxes
   (2)..................................................
  Pro forma net income(2)...............................
  Pro forma net income per share (2)(3).................
  Shares used in computing pro forma net income per
   share................................................
  Supplementary pro forma net income per share
   (unaudited) (4)......................................

                                                                          AS OF DECEMBER 31,                            AS OF
                                                  ------------------------------------------------------------------  JUNE 30,
                                                                                                          PRO FORMA   ---------
                                                    1991       1992       1993       1994       1995       1995(5)      1995
BALANCE SHEET DATA:
  Cash and cash equivalents and short-term
   investments..................................  $     493  $      --  $      --  $      --  $   4,083   $   4,083   $      --
  Working capital (deficit).....................     (1,646)    (1,514)      (210)       613      4,196       4,196       1,143
  Total assets..................................      4,211      3,808      4,797      7,246     17,229      17,229       8,748
  Long-term debt, less current portion..........      2,145      1,044        610      1,600      1,135       1,135       1,735
  Redeemable convertible preferred stock........         --         --         --         --      5,584          --          --
  Total stockholders' equity (deficit)..........     (2,770)    (1,700)      (188)       992        271       5,855       1,696


                                                    1996
BALANCE SHEET DATA:
  Cash and cash equivalents and short-term
   investments..................................  $  33,109
  Working capital (deficit).....................     40,649
  Total assets..................................     54,152
  Long-term debt, less current portion..........         --
  Redeemable convertible preferred stock........         --
  Total stockholders' equity (deficit)..........     45,524

- ------------------------------
(1) Certain reclassifications have been made to prior year amounts to conform to the 1995 presentation. See Note 2 of Notes to Financial Statements.

(2) Reflects federal and additional state income tax expense that would have been required had the Company and its predecessors operated as a C corporation for all periods presented.

(3) See Note 2 of Notes to Financial Statements for information concerning the computation of pro forma net income per share.

(4) Adjusted to give effect to the retirement of two promissory notes totaling $1,666,500, resulting in a reduction of interest expense of $153,000 (pro forma net income effect of $92,000 assuming a pro forma effective tax rate of 40%) as if the Company's initial public offering had occurred on January 1, 1995. Shares used in computing supplementary pro forma net income per share were increased by 111,996 to approximate the number of shares sold in the Company's initial public offering to yield net proceeds to retire these notes. See "Use of Proceeds."

(5) Gives effect to conversion of the Redeemable Preferred Stock as of December 31, 1995.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING SECTION OF THE PROSPECTUS, MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE SUBSTANTIAL RISKS AND UNCERTAINTIES. WHEN USED IN THIS SECTION, THE WORDS "ANTICIPATE," "BELIEVE," "ESTIMATE," AND "EXPECT" AND SIMILAR EXPRESSIONS AS THEY RELATE TO THE COMPANY OR ITS MANAGEMENT ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED IN, OR IMPLIED BY, THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED IN "RISK FACTORS."

OVERVIEW

    Whittman-Hart is an IT services company that provides strategic IT business solutions designed to improve its clients' productivity and competitive position. The Company was founded in 1984 and has experienced revenue growth every year since inception.

    Whittman-Hart's revenues are generated primarily from professional fees, which are generally billed at a contracted hourly rate and are recognized as services are provided. Over the last three years, at least 90% of the Company's revenues have been generated on a time and materials basis. The Company's services may also be provided on a fixed-bid or fee-capped basis, which subjects the Company to the risk of cost overruns. Fixed-bid revenue is recognized by the percentage of completion method. The Company typically bills on a weekly basis to monitor client satisfaction and manage its outstanding accounts receivable balances. The Company's most significant cost is project personnel cost, which consists of consultant salaries and benefits. Thus, the Company's financial performance is primarily based upon billing margin (billable hourly rate less the consultant's hourly cost) and personnel utilization rates (billable hours divided by paid hours).

    To date, the Company has been able to maintain its billing margins by offsetting increases in consultant salaries with increases in its hourly rates. Because most of the Company's engagements are on a time and materials basis, increases in its cost of services are generally passed along to the Company's clients and, accordingly, do not have a significant impact on the Company's financial results. In addition, the Company attempts to control expenses that are not passed through to its clients. Furthermore, profitability is improved by tying significant incentive compensation to achieving performance goals.

    The Company establishes standard billing guidelines based on the type of service offered. Actual billing rates are established on a project by project basis and may vary from the standard guidelines. Over the last three years, the Company's average revenue per assignment hour has steadily increased. The growth in average revenue per assignment hour reflects a higher percentage of value-added  services, such  as client/  server software  implementations (E.G.,
SAP), workgroup projects (E.G., Lotus Notes) and solutions-oriented and strategic consulting projects.

    Whittman-Hart manages its personnel utilization rates by monitoring project requirements and timetables. The number of consultants assigned to a project will vary according to the size, complexity, duration and demands of the project. Project terminations, completions and scheduling delays may result in periods when consultants are not fully utilized. An unanticipated termination of a project could result in a higher than expected number of unassigned consultants or, if the Company were to terminate such consultants, increased severance expenses. Although the number of the Company's consultants can be adjusted to correspond to the number of active projects, Whittman-Hart must maintain a sufficient number of senior consultants to oversee existing client
projects  and  assist  the  Company's   sales  force  in  securing  new   client
assignments. Whittman-Hart consultants are subject to employment-at-will contracts, which may be terminated upon two weeks' notice without penalty or further expense to the Company.

    The Company's historical revenue growth is partly attributable to the growth of its branch network, which consisted of five branch offices and several client support centers as of December 31, 1995, and an additional branch office, opened in Dallas in the first quarter of 1996. Each of the Company's branches has generated annual revenue and gross margin growth since inception. In addition, the Company has also increased revenues by expanding its existing service lines to include higher value-added service capabilities, such as SAP and Lotus Notes implementation services, and by increasing the number of clients billed by the Company from 338 in 1993 to 492 in 1995.

    In 1995 the Company made one-time infrastructure expenditures in the third and fourth quarters totaling $1.1 million. These expenditures were included in general and administrative expenses and were incurred in connection with: (i) developing a new employee orientation program; (ii) developing the Company's branch expansion methodology; (iii) training the Company's field task force, which is responsible for opening the Company's new branch locations; and (iv) developing the Company's integrated marketing campaign, designed to strengthen the Whittman-Hart brand name in its branch locations. See "Business -- Operational Investments."

RESULTS OF OPERATIONS

    The following table sets forth, for the periods indicated, selected statements of operations data as a percentage of revenues and the percentage change in each line item between comparative periods:

                                                         PERCENTAGE OF TOTAL REVENUES                    PERIOD-TO-PERIOD
                                        ---------------------------------------------------------------   PERCENTAGE
                                                                                                         CHANGES
                                              YEARS ENDED DECEMBER 31,          SIX MONTHS ENDED JUNE    -------------
                                                                                         30,
                                        -------------------------------------       -------------        1994 COMPARED
                                           1993         1994         1995         1995         1996         TO 1993
STATEMENT OF OPERATIONS DATA:
Revenues..............................         100%         100%         100%         100%         100%           26%
Cost of services......................          59           60           61           61           60            28
                                               ---          ---          ---          ---          ---
  Gross profit........................          41           40           39           39           40            23
Costs and expenses:
  Selling.............................           5            5            5            5            4            33
  Recruiting..........................           3            4            4            5            4            46
  General and administrative..........          29           27           26           25           25            20
                                               ---          ---          ---          ---          ---
    Total costs and expenses..........          37           36           35           35           33            24
                                               ---          ---          ---          ---          ---
Operating income......................           4            4            4            4            7            13
Other income (expense)................           1           --           --           --           --             *
                                               ---          ---          ---          ---          ---
Income before income taxes............           5            4            4            4            7             3
Income taxes..........................          --           --           --           --            3             *
                                               ---          ---          ---          ---          ---
Net income............................           5%           4%           4%           4%           4%            1
                                               ---          ---          ---          ---          ---
                                               ---          ---          ---          ---          ---

                                                         JUNE 30, 1996
                                        1995 COMPARED      COMPARED
                                           TO 1994     TO JUNE 30, 1995
STATEMENT OF OPERATIONS DATA:
Revenues..............................           69%              82%
Cost of services......................           71               78
  Gross profit........................           64               87
Costs and expenses:
  Selling.............................           74               55
  Recruiting..........................           95               58
  General and administrative..........           61               83
    Total costs and expenses..........           67               76
Operating income......................           46              181
Other income (expense)................            *                *
Income before income taxes............           52              253
Income taxes..........................            *                *
Net income............................           60              117

- ------------------------
*Not meaningful.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO JUNE 30, 1995

    REVENUES. Revenues increased 82% to $38.9 million in the first six months of 1996 from $21.4 million for the first six months of 1995. Each of the Company's five established branch offices experienced revenue growth in excess of 75% for the first six months of 1996 as compared to the first six months of 1995. Revenues from the Company's ten most significant clients grew 76%, but as a percentage of revenues remained constant at approximately 33%.

    GROSS PROFIT. Gross profit consists of revenues less cost of services, which includes consultant salaries and benefits. Gross profit increased 87% to $15.5 million in the first six months of 1996 from $8.3 million in the first six months of 1995. Gross profit as a percentage of revenues increased to 40% in the first six months of 1996 from 39% in the comparable 1995 period. The Company continued to benefit from prior investments made in newer branches and business units.

    SELLING EXPENSES. Selling expenses include the salaries, benefits, commissions, travel, entertainment and all other direct costs associated with the Company's direct sales force. Selling expenses increased 55% to $1.7 million in the first six months of 1996 from $1.1 million in the first six months of 1995. As a percentage of revenues, selling expenses decreased to 4% in the first six months of 1996 as compared to 5% for the comparable period in 1995. The decrease is attributable to a change in the structure of the sales commission plan. Selling expenses have a large variable component relating to revenue growth, and therefore are expected to remain relatively constant as a percentage of revenues in the future.

    RECRUITING EXPENSES. Recruiting expenses consist of costs related to hiring new personnel. These costs include the salaries, benefits, bonuses and other direct costs of in-house recruiters, outside recruiting agency fees, sign-on bonuses, relocation fees and advertising costs. Recruiting expenses increased 58% to $1.6 million in the first six months of 1996 from $1.0 million in the first six months of 1995. As a percentage of revenues, recruiting expenses decreased to 4% in the first six months of 1996 from 5% in the comparable 1995 period. The number of consultants increased 69% to 718 as of June 30, 1996 from 425 as of June 30, 1995, while total recruiting costs per hire remained constant at approximately $5,700.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses include salaries and benefits of management and support personnel, facilities costs, training, travel, outside professional fees and all other branch and corporate costs. General and administrative expenses increased 83% to $9.6 million in the first six months of 1996 from $5.3 million in the first six months of 1995. The increase is primarily attributable to a general increase in corporate costs (approximately 25% of such increase), increased numbers of branch management personnel to support the growth of new business units and newer branch locations (approximately 14% of such increase), increased personal computer leasing due to the rollout of laptop computers for consultants (approximately 19% of such increase) and the establishment of a new Dallas branch office (approximately 13% of such increase). As a percentage of revenues, general and administrative costs remained constant at 25%.

    OTHER INCOME (EXPENSE). Other income (expense) increased $0.4 million in both the second quarter and first six months of 1996 as compared to the same periods in 1995. The increase is primarily attributable to interest earned on investments of available net proceeds from the Company's initial public offering.

    INCOME TAXES. Income tax expense was $1.1 (effective rate of 39%) million in the first six months of 1996 as compared to $0.3 million (effective rate of 37%) provided on a pro forma basis in the first six months of 1995. Prior to December 31, 1995, the Company operated as a partnership. The pro forma tax adjustment for the first six months of 1995 represents federal and additional state income tax expense that would have been required had the Company operated as a C corporation during that period.

1995 COMPARED TO 1994

    REVENUES. Revenues increased 69% to $49.8 million in 1995 from $29.5 million in 1994. Each of the Company's five branch offices experienced revenue growth in excess of 50% for 1995 compared to 1994. Revenues from the Company's ten most significant clients grew 67%, but as a percentage of total revenues remained constant at approximately 33%. Expansion of the Company's existing service offerings, primarily client/server, business consulting and Novell LAN/WAN networking services, accounted for approximately 75% of the revenue increase, while the addition of new service offerings such as SAP, Lotus Notes and enterprise services accounted for the remaining 25% of the revenue increase.

    GROSS PROFIT. Gross profit increased 64% to $19.4 million in 1995 from $11.8 million in 1994. Gross profit as a percentage of revenues declined to 39% in 1995 from 40% in 1994. This decrease is attributable to the 16% start-up margin associated with the Company's new SAP practice, which is expected to yield higher margins in the future. Excluding the low start-up margins associated with the SAP practice, 1995 gross profit as a percentage of revenues would have been 40%.

    SELLING EXPENSES. Selling expenses increased 74% to $2.5 million in 1995 from $1.4 million in 1994. The Company's selling expenses, as a percentage of revenues, remained constant at approximately 5%.

    RECRUITING EXPENSES. Recruiting expenses increased 95% to $2.2 million in 1995 from $1.1 million in 1994, but as a percentage of revenues remained constant at 4%. This increase in recruiting expenses was a result of expanded hiring activity in preparation for anticipated employee requirements in 1996. The number of consultants increased 69% to 511 as of December 31, 1995 from 302 as of December 31, 1994, while total recruiting costs per hire remained constant at approximately $6,500.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 61% to $13.0 million in 1995 from $8.1 million in 1994. This increase is primarily attributable to significant one-time infrastructure additions (approximately 22% of such increase), the establishment of new corporate and Chicago branch office facilities (approximately 17% of such increase), increased personal computer leasing (approximately 16% of such increase) and development of a new SAP business unit (approximately 9% of such increase). As a percentage of revenues, general and administrative expenses declined to 26% in 1995 from 27% in 1994.

    The one-time infrastructure additions in 1995 were made primarily in the fourth quarter to support significantly higher anticipated growth. These costs included the establishment of a branch expansion team, additional SAP investments and the development of the Company's integrated marketing campaign. Excluding these $1.1 million charges to general and administrative expenses, the Company's general and administrative expenses as a percentage of revenues in 1995 would have been 24%.

1994 COMPARED TO 1993

    REVENUES. Revenues increased 26% to $29.5 million in 1994 from $23.4 million in 1993. The Company's largest branch locations, Chicago and Indianapolis, grew by approximately 20%. The Denver and Milwaukee branches, which were opened in 1993, experienced combined revenue growth of approximately 180%. The opening of the Cincinnati branch in the second half of 1994, combined with the establishment of two additional client support centers in Evansville and Peoria, contributed an additional $1.0 million to revenues. During 1994, the Company continued to expand its service offerings and geographical reach and increase its number of client relationships, which reduced the share of revenues from its ten most significant clients. Revenues from the Company's ten most significant clients, expressed as a percentage of total revenues, declined to 34% in 1994 from 49% in 1993.

    GROSS PROFIT. Gross profit increased 23% to $11.8 million in 1994 from $9.6 million in 1993. Gross profit as a percentage of revenues declined to 40% in 1994 from 41% in 1993. This decrease was a result of the higher direct costs associated with the Chicago branch's establishment of two new practice areas (client server and electronic commerce) as well as additional expenditures to establish more specialized subgroups within its Business Consulting and Documentation and Training business units.

    SELLING EXPENSES. Selling expenses increased 33% to $1.4 million in 1994 from $1.1 million in 1993. As a percentage of revenues, selling expenses remained relatively constant at 5%.

    RECRUITING EXPENSES. Recruiting expenses increased 46% to $1.1 million in 1994 from $0.8 million in 1993 and as a percentage of revenues increased to 4% in 1994 from 3% in 1993. This increase in recruiting expenses resulted from expanded hiring activity in the second half of 1994 in preparation for anticipated employee requirements in 1995. The number of consultants increased 33% to 302 as of December 31, 1994 from 227 as of December 31, 1993, while total recruiting costs per hire decreased to approximately $6,500 in 1994 from approximately $7,100 in 1993.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased 20% to $8.1 million in 1994 from $6.7 million in 1993. The increase is primarily attributable to the development of internal systems and networks (approximately 21% of such increase), expanded marketing efforts (approximately 18% of such increase), higher travel related costs (approximately 18% of such increase) and increased computer spending (approximately 16% of such increase). As a percentage of revenues, general and administrative expenses declined to 27% in 1994 from 29% in 1993.

UNAUDITED QUARTERLY RESULTS

    The following tables set forth certain unaudited quarterly operating information for each of the eight quarters ending with the quarter ended June 30, 1996, both in dollars and as a percentage of total revenues. These data have been prepared on the same basis as the audited financial statements contained elsewhere in this Prospectus and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the information for the periods presented, when read in conjunction with the Company's Financial Statements and related Notes thereto. Results for any previous fiscal quarter are not necessarily indicative of results for the full year or for any future quarter.

                                                                         QUARTERS ENDED
                                    -----------------------------------------------------------------------------------------
                                     SEP. 30,     DEC. 31,     MAR. 31,     JUNE 30,     SEP. 30,     DEC. 31,     MAR. 31,
                                       1994         1994         1995         1995         1995         1995         1996
                                                                         (IN THOUSANDS)
Revenues..........................   $   7,561    $   8,500    $   9,672    $  11,740    $  13,194    $  15,216    $  17,794
Cost of services..................       4,658        5,172        5,946        7,184        7,993        9,269       10,675
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Gross profit....................       2,903        3,328        3,726        4,556        5,201        5,947        7,119
Costs and expenses:
  Selling.........................         368          389          528          576          660          733          799
  Recruiting......................         340          352          479          535          643          524          734
  General and administrative......       2,017        2,218        2,330        2,929        3,343        4,437        4,468
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total costs and expenses......       2,725        2,959        3,337        4,040        4,646        5,694        6,001
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income..................         178          369          389          516          555          253        1,118
Other income (expense)............          (7)          39          (58)         (41)          48           68           (5)
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before income taxes........         171          408          331          475          603          321        1,113
Income taxes......................           4           12           --           --           --          (50)         445
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income........................         167          396          331          475          603          371          668
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                                                         QUARTERS ENDED
                                    -----------------------------------------------------------------------------------------
                                     SEP. 30,     DEC. 31,     MAR. 31,     JUNE 30,     SEP. 30,     DEC. 31,     MAR. 31,
                                       1994         1994         1995         1995         1995         1995         1996
Revenues..........................         100%         100%         100%         100%         100%         100%         100%
Cost of services..................          62           61           62           61           61           61           60
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Gross profit....................          38           39           38           39           39           39           40
Costs and expenses:
  Selling.........................           5            5            5            5            5            5            5
  Recruiting......................           4            4            5            5            5            3            4
  General and administrative......          27           26           24           25           25           29           25
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
    Total costs and expenses......          36           35           34           35           35           37           34
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
Operating income..................           2            4            4            4            4            2            6
Other income (expense)............           *            1           (1)           *            1            *            *
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income before income taxes........           2            5            3            4            5            2            6
Income taxes......................           *            *           --           --           --            *            2
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income........................           2%           5%           3%           4%           5%           2%           4%
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------
                                    -----------  -----------  -----------  -----------  -----------  -----------  -----------


                                     JUNE 30,
                                       1996

Revenues..........................   $  21,069
Cost of services..................      12,687
                                    -----------
  Gross profit....................       8,382
Costs and expenses:
  Selling.........................         911
  Recruiting......................         873
  General and administrative......       5,177
                                    -----------
    Total costs and expenses......       6,961
                                    -----------
Operating income..................       1,421
Other income (expense)............         309
                                    -----------
Income before income taxes........       1,730
Income taxes......................         653
                                    -----------
Net income........................       1,077
                                    -----------
                                    -----------

                                     JUNE 30,
                                       1996
Revenues..........................         100%
Cost of services..................          60
                                    -----------
  Gross profit....................          40
Costs and expenses:
  Selling.........................           4
  Recruiting......................           4
  General and administrative......          25
                                    -----------
    Total costs and expenses......          33
                                    -----------
Operating income..................           7
Other income (expense)............           1
                                    -----------
Income before income taxes........           8
Income taxes......................           3
                                    -----------
Net income........................           5%
                                    -----------
                                    -----------

- ------------------------------

* Less than one percent.

    The Company has achieved revenue growth in each of its last eight quarters. Variations in the Company's revenues and operating results occur from time to time as a result of a number of factors, such as the significance of client engagements commenced and completed during a quarter, the number of business days in a quarter, timing of branch and service line expansion activities, the timing of corporate expenditures and employee hiring and utilization rates. For example, operating income decreased to $0.3 million for the quarter ended December 31, 1995 from $0.6 million in the prior quarter. This decrease was principally a result of the commencement of $1.1 million in infrastructure expenditures. Despite the significant number of holidays in the fourth quarter, the Company's results are largely unaffected because its compensation plans have been designed to reward participants based on the achievement of their annual profit goals.

LIQUIDITY AND CAPITAL RESOURCES

    Prior to its initial public offering in May 1996, the Company's primary source of liquidity had been operating cash flow, periodically supplemented by borrowings under the Company's revolving credit and term facilities with a commercial bank. The Company has a Loan Agreement under which it may apply for up to $5.0 million of credit with interest, at the Company's option, at LIBOR plus 1.5% or the lender's prime rate. There were no borrowings under this Loan Agreement as of July 31, 1996. The Company's Loan Agreement expires on April 30, 1997.

    On May 8, 1996, the Company completed an initial public offering of its Common Stock which resulted in net proceeds to the Company of $37.8 million. A portion of the proceeds from the initial public offering were used to retire the Company's term facilities. The Company believes the net proceeds from the sale of Common Stock offered hereby, together with existing sources of liquidity and funds generated from operations, will provide adequate cash to fund its anticipated cash needs, including funding the Company's growth strategy, at least through the next twelve months.

RECENTLY ISSUED FINANCIAL ACCOUNTING STANDARDS

    Statement  of  Financial  Accounting  Standards  No.  123,  Accounting   for
Stock-Based Compensation, was issued in October 1995. The Company will be required to adopt the new standard no later than fiscal 1996, although early adoption is permitted. This standard establishes the fair value based method (the "FAS 123 Method") rather than the intrinsic value based method as the preferred accounting methodology for stock-based compensation arrangements. Entities are allowed to: (i) continue to use the intrinsic value based methodology in their basic financial statements and provide in the footnotes pro forma net income and earnings per share information as if the FAS 123 Method had been adopted; or (ii) adopt the FAS 123 Method. Adoption of the FAS 123 Method would result in higher compensation cost for the Company.

                                    BUSINESS

SUMMARY

    Whittman-Hart is an information technology ("IT") services company that provides strategic IT business solutions designed to improve its clients' productivity and competitive position. The Company offers its clients a single source for a comprehensive range of services required to successfully design, develop and implement integrated computer systems projects in the client/server, open systems, midrange and mainframe computing environments. Among the services offered by the Company are systems integration, strategic IT planning, software development, packaged software implementation (such as SAP's R/3 client/ server application software), business process reengineering, organizational change management, networking and connectivity, conventional and multimedia documentation and training, design and implementation of workgroup solutions (such as Lotus Notes) and design and implementation of electronic commerce solutions (such as intranet/Internet and electronic data interchange). The Company believes this breadth of services fosters long-term client relationships, affords cross-selling opportunities and minimizes the Company's dependence on any single technology.

    Whittman-Hart's marketing efforts focus on middle market companies ranging from $50 million to $500 million in annual revenues and divisions of Fortune 1000 companies. Whittman-Hart serves clients in a broad range of industries, including communications, consumer products, distribution, diversified services, financial services, insurance, manufacturing, pharmaceuticals, professional services, retail and technology. The Company employs consultants with business experience in these areas to enhance its ability to understand industry-specific business issues and develop unbiased IT solutions to address these issues. The number of clients billed by the Company in a given year has grown from 338 in 1993 to 492 in 1995. Many of these clients have maintained ongoing relationships with Whittman-Hart over multiple years, spanning a variety of projects and services. The Company believes that it has established significant ongoing relationships with many of its clients.

    The demand for IT consulting services has increased rapidly in recent years. Whittman-Hart has competed successfully in this environment, experiencing a compound annual revenue growth rate of 46% over the past three fiscal years. For fiscal year 1995, Whittman-Hart's revenues were $49.8 million, an increase of 69% from $29.5 million in fiscal year 1994. For the six months ended June 30, 1996, the Company's revenues were $38.9 million, an increase of 82% from $21.4 million in the corresponding 1995 period. From June 30, 1995 to June 30, 1996, the number of consultants increased 69% from 425 to 718.

    Whittman-Hart sells and delivers its services through a network of six branch offices located in Chicago, Indianapolis, Milwaukee, Denver, Cincinnati and Dallas. Based on its experience operating the existing branches, the Company has developed a branch expansion model. The Company intends to leverage this model through its national branch expansion strategy. The Company opened a Dallas branch in January 1996, and an additional branch is scheduled to open in late 1996. In support of its growth strategy, Whittman-Hart has made significant investments in its business and systems infrastructure, recruiting organization, training methodologies and marketing programs, all of which the Company believes will be necessary to support a significantly larger organization.

INDUSTRY BACKGROUND

    Many businesses today are facing intense competition, accelerating technological change, personnel downsizing and widespread business process reengineering. Increasingly, these companies are turning to IT solutions to address these issues and to compete more effectively. As a result, the ability of an organization to integrate and deploy new information technologies has become critical.

    Although many companies have recognized the importance of IT systems and products to compete in this business climate, the process of designing, developing and implementing IT solutions has become increasingly complex. Companies are continuing to migrate away from centralized mainframes running proprietary software toward decentralized, scalable architectures based on personal computers, client/server architectures, local and wide area networks, shared databases and packaged application software. These advances have greatly enhanced the ability of companies to benefit from the application of IT. Consequently, the number of companies desiring to use IT in new ways and the number of end users within these organizations are rising rapidly.

    As a result of the variety and complexity of these new technologies, IT managers must integrate and manage "open systems" and "distributed computing environments" consisting of multiple computing platforms, operating systems, databases and networking protocols, and must implement off-the-shelf software applications to support business objectives. Companies must also continually keep pace with new developments, which often render existing equipment and internal skills obsolete. At the same time, external economic factors have forced organizations to focus on core competencies and trim workforces in the IT management area. Accordingly, these organizations often lack the quantity or variety of IT skills necessary to design and develop IT solutions. IT managers are charged with developing and supporting increasingly complex IT systems and applications of significant strategic value while working under budgetary, personnel and expertise constraints within their own organizations.

    Due to the foregoing factors, demand for IT services has grown significantly. According to industry sources, the worldwide market for IT services was estimated at $185 billion in 1995, with a projected market of $292 billion for 2000. The domestic IT services market is projected to grow from $75 billion in 1995 to $130 billion in 2000. Currently, substantially all of the Company's revenues are derived from IT consulting and planning services and IT implementation and integration services, two segments within the overall IT services industry. It is estimated that the domestic market for IT consulting and planning services will nearly double from roughly $9 billion in 1995 to more than $18 billion in 2000. The worldwide market for IT consulting and planning services is estimated to have been $20 billion in 1995, with a forecast of $38 billion by 2000. Domestic IT implementation and integration services revenues are estimated to have been $20 billion in 1995, with a forecast of $35 billion by 2000. The worldwide market for IT implementation and integration services is estimated to have been $49 billion in 1995, with a forecast of $81 billion by 2000.

    The Company believes the demand for IT services is particularly strong among middle market companies, which typically lack the time and technical resources to satisfy all of their IT needs internally. These companies must often rely on IT service providers to help implement and manage their systems. However, many middle market companies must rely on multiple providers for their IT needs. Generally, larger IT service providers do not target these companies and smaller IT service providers often lack sufficient breadth of services or industry knowledge to satisfy these companies' needs. The Company believes this reliance on multiple service providers creates multiple relationships which are more difficult and less cost-effective to manage and can adversely impact the quality and compatibility of IT solutions. Further, many smaller IT service providers have a financial incentive to recommend a particular hardware and software provider, which may not be optimal or best of breed for the client's IT problem.

THE WHITTMAN-HART SOLUTION

    The Whittman-Hart solution is designed to enable middle market companies and divisions of Fortune 1000 companies to use IT as a more effective business tool. The following are key attributes of the Whittman-Hart solution:

    SOLVE CRITICAL BUSINESS PROBLEMS. The Company focuses on providing IT solutions that address strategic business issues, such as increasing productivity, reducing costs, improving customer service and using data more effectively. To maintain this focus, Whittman-Hart employs senior consultants and other professionals who have relevant experience in specific industries, including communications, consumer products, distribution, diversified services, financial services, insurance, manufacturing, pharmaceuticals, professional services, retail and technology. In addition to this industry focus, the Company's professionals provide a high level of technical competency. To this end, Whittman-Hart has developed systems, methodologies and an environment to attract, develop, motivate and retain professionals with the highest levels of technical skills.

    PROVIDE WIDE RANGE OF IT SERVICES. Because many of its clients have multiple IT needs, the Company provides a wide range of IT services that are organized under nine individual business units, with each business unit addressing a specific area of IT and specific IT problems. This structure enables the Company to be a single source provider of IT services while maintaining advanced skill sets offered by each business unit. In response to the rapidly changing nature of IT, the Company regularly evaluates emerging technologies and their potential benefit as new services to clients. Based on these evaluations, the Company may develop additional business units or expand the service lines of existing business units to enhance the Company's ability to support its clients' ongoing IT requirements.

    OFFER LOCAL PRESENCE. By delivering its services to clients through a geographically dispersed branch network, the Company demonstrates its commitment to each local market and enhances its ability to attract skilled, locally-based consultants. This branch network also increases efficiencies to clients by enhancing responsiveness and minimizing travel expense. Furthermore, Whittman-Hart believes that local branch offices establish greater name recognition for the Company and increase referrals for its services within the potential client base in that locale. As a result, the Company believes it has a competitive advantage when competing against firms that do not maintain a local presence.

    IMPLEMENT UNBIASED SOLUTIONS. To ensure its clients receive the optimal IT solution for their business needs, the Company implements solutions that are unbiased as to specific hardware or software providers. The Company offers an objective viewpoint and assessment of the advantages and disadvantages of each particular IT solution, including packaged software applications, platforms and operating systems. Consistent with this approach, the Company avoids the bias of generating significant revenue from promoting third-party products. By offering its services independently, Whittman-Hart is able to take a flexible approach to its clients' business problems and provide them with a best of breed IT solution.

GROWTH STRATEGY

    The Company's goal is to become its clients' preferred and single source provider of a wide range of IT services. The Company's strategy to achieve this goal includes the following elements:

    EXPAND GEOGRAPHIC  PRESENCE.    Whittman-Hart plans  to  expand  by  opening
additional branches in targeted geographic locations. The Company uses an evaluation methodology to identify cities that possess the characteristics needed to support a successful branch operation. The Company believes at least 25 domestic cities satisfy its branch expansion criteria. The Company opened a Dallas branch in January 1996, and an additional branch is scheduled to open in late 1996. In addition, the Company plans to begin evaluating selected international markets during 1996.

    BROADEN SERVICE LINES. Whittman-Hart believes that it can increase its revenues from existing clients and attract new clients by expanding its range of IT services. To advance this strategy, the Company maintains a Technology Review Board that is responsible for identifying, evaluating and recommending new IT service opportunities. Recent additions to the service line have focused on value-added services, including intranet services within the Electronic Commerce business unit (added in 1996) and other services within the Company's Workgroup Technologies and SAP Center of Expertise business units (both added in 1995). The Company plans to add new business units and expand the service offerings within its existing business units in order to offer clients access to a more comprehensive range of services.

    LEVERAGE EXISTING CLIENT BASE. Whittman-Hart believes it can sustain growth in its existing branches by continuing to establish and maintain long-term client relationships. The access and goodwill offered by these relationships provide the Company with significant advantages over its competitors in marketing additional services and solutions to such clients. The Company also believes its long-term client relationships and ability to address its clients' needs throughout the life cycle of their IT systems distinguish the Company from many of its competitors and provide the opportunity to become a preferred provider of IT solutions for a broad range of its existing and new clients.

    PURSUE STRATEGIC ACQUISITIONS AND AGREEMENTS WITH BUSINESS PARTNERS. Given the highly fragmented nature of the IT services marketplace, the Company believes significant acquisition opportunities exist. On an ongoing basis Whittman-Hart evaluates potential acquisition candidates to expand its branch office network, increase its technical expertise or provide other competitive advantages. In addition, Whittman-Hart may seek to form strategic relationships with business partners to share technical and industry knowledge and pursue joint marketing opportunities. The Company has established business partner relationships with SAP America, Inc., International Business Machines Corporation, Lotus Corporation, Microsoft Corporation, Novell, Inc, Oracle Corporation and Sybase, Inc. These relationships typically allow the Company to gain access to training, product support and the technology developed by these partners. The training programs often enable Company employees to become certified in a given technology. Establishing these relationships allows the Company to use the business partner's name and the "business partner" designation in marketing the Company's services. These relationships also facilitate the Company's pursuit of marketing opportunities with the business partners.

    The business partner relationships do not require the Company to use technology developed by the business partners in implementing IT solutions for clients. Nonetheless, the Company may be retained by a client based in part upon one or more of the Company's business partner relationships. Although the Company is not obligated to resell products offered by the business partners, in the event it does so, it is generally entitled to purchase discounts on products purchased for resale. It is the Company's current practice to pass any such discounts on to the clients to whom the business partner products are resold.

OPERATIONAL INVESTMENTS

    Over the past several years, the Company has invested in the development of systems, methodologies, training programs and infrastructure. The Company believes that it is positioned to leverage these investments into a larger organization. Whittman-Hart is pursuing its strategy to become a leading single source provider of IT services through a diverse national branch network by utilizing the following operational investments:

    GEOGRAPHIC EXPANSION MODULE. Under Whittman-Hart's branch expansion methodology and related database, the Company evaluates and prioritizes geographic markets based on, among other things, the estimated number of potential clients and the overall business environment. This methodology also identifies the appropriate mix of service offerings in such markets. The implementation phase of the expansion module is managed by a field task force, a team of professionals representing each of the major functions of a branch office who relocate to the new site before and during the branch opening in order to efficiently replicate the Company's branch model and assure ongoing compliance with the Company's policies, procedures and performance standards. This methodology includes an automated tracking system that enables the Company to monitor project status and control project expenses.

    RECRUITING MODULE. In order to address the strong demand for qualified consultants in the IT services industry, the Company has developed a recruiting system and database that facilitates the rapid identification of skill-specific employee candidates and the efficient processing of a large number of applicants. This system resulted in a reduction in recruiting expenses from approximately $7,100 per hire in 1993 to approximately $6,500 per hire in 1995. During this period, the number of recruiting personnel increased from four to fifteen.

    PROPRIETARY TRAINING MODULE. Whittman-Hart has invested in a training curriculum and methodology known as the Whittman-Hart Institute for Strategic Education ("WHISE"). The Company employs a "virtual" university approach to its training by using conventional university teaching methods while taking advantage of multimedia and computer-based training and tools, as well as self-study programs. The Company believes the WHISE curriculum and methodology enable it to train employees efficiently and effectively.

    INFORMATION SYSTEMS. In order to enhance the efficiency of its business operations, Whittman-Hart has invested in the Whittman-Hart Information Network, a Lotus Notes-based collection of integrated applications, including an executive information system, a prospect database, a proposal tracking and development system, e-mail and a wide-area network linking the Company's employees through remote access. Substantially all of the development expenses for these information systems have been incurred.

    INTEGRATED MARKETING CAMPAIGN. The Company has designed and produced an integrated marketing campaign, including a series of radio, print and direct mail advertisements, collateral materials and the Company's Internet site (http://www.whittman-hart.com). The campaign is designed to strengthen the

Whittman-Hart brand name and generate new clients and employee candidates. Substantially all of the development expenses have been incurred for this marketing program, which can be deployed on a market-by-market basis as new branches are opened.

SERVICES

    Whittman-Hart offers its clients a single source for a comprehensive range of IT services required to successfully design, develop and implement integrated IT solutions in diverse computing environments. These services are delivered through the Company's nine business units, which consist of Business Consulting, IT Architecture, IT Services, IT Engineering, SAP Center of Expertise, Electronic Commerce, Workgroup Technologies, Documentation and Training and Integrated Services. In addition, through its Technology Review Board the Company regularly evaluates emerging IT services and new software products and, based on its findings, may add new business units or expand the service lines or skill sets of existing business units.

    The Company believes that successful implementation of a major systems project requires a wide range of skills and a comprehensive methodology for delivering these skills in an efficient and effective manner. Accordingly, the Company employs senior consultants who possess industry-specific knowledge and a broad range of technical expertise. In addition, the Company has developed a methodology for delivering these skills, which includes in-depth consultation with the client and development of a well-defined blueprint and specific timetable for the project. To coordinate these skills, the Company's Primary Relationship Manager ("PRM") acts as an advisor and liaison between the client and the members of each of the Company's business units involved in the project.

Set forth below is a list of the services and skills provided by each business unit:

- ----------------------------------------------------------------------------------------
  BUSINESS UNIT                       DESCRIPTION OF SERVICES & SKILLS
- ----------------------------------------------------------------------------------------
  BUSINESS          SERVICES
   CONSULTING       v Information systems plans
                    v Requirements definition
                    v Packaged software evaluation and implementation
                    v Custom systems design and implementation
                    v Business process reengineering
                    v Organizational change management
                    SKILLS
                    v General business knowledge: strategic planning, identification of critical success factors, business needs assessment and profit and loss, asset and cash management
                    v Industry knowledge: industry structure, competition, trends and regulatory environment
                    v Industry specialization: financial services, retail, health care, manufacturing and insurance
                    v Functional knowledge: customer service, accounting, human resources, payroll and logistics
                    v Application package knowledge: Baan, Computer Associates, J.D.
                    Edwards, JBA, Marcam, Oracle, PeopleSoft, QAD, SAP, System Software
                      Associates and others
                    v Project definition: goals, milestones, deliverables, budgets, skills needed and staffing
                    v Overall project management and delivery
                    v Quality assurance
  IT ARCHITECTURE   SERVICES
                    v IT strategic planning
                    v IT designs and blueprints
                    v IT migrations
                    v IT departmental and career planning

                    SKILLS
                    v Client/server, systems and network management, end-user tools, legacy environments, 3rd and 4th GL, CASE, object oriented technology and intranet/Internet

- ----------------------------------------------------------------------------------------
  BUSINESS UNIT                       DESCRIPTION OF SERVICES & SKILLS
- ----------------------------------------------------------------------------------------
  IT SERVICES       SERVICES
                    v Custom software design, development and enhancements
                    v Packaged software interfaces, conversions and enhancements
                    v System implementations, conversions, interfaces and integration
                    v System reengineering
                    v Year 2000
                    v MIS management
                    v Data warehousing, OLAP, data management, data modeling and database administration
                    v Legacy data and application migration
                    v Technology education and training
                    v Multimedia planning, design and implementation
                    SKILLS
                    v Development languages, tools and environments: C/C++, Visual
                    Basic, Powerbuilder, Gupta, Delphi, Access, FoxPro, Cobol, RPG,
                      Oracle Developer/2000, SSA AS/SET, JBA Guidelines, JD Edwards
                      World Vision, SYNON, Obsydian, SmallTalk, Progress, Dynasty and
                      Antares
                    v Databases: Oracle, Sybase, Informix, DB2, DB2/400, Ingres, SQL
                    Server, Redbrick and ESSBASE
                    v Data modeling tools: S-Designor, Bachman, Silverrun, System
                    Architect, IEF, ERwin and ADW
                    v EIS tools: Cognos Powerplay, Oracle Express, Pilot Lightship,
                      Microstrategy, Information Advantage, Forest and Trees and
                      Showcase
                    v Multimedia: Authorware, Toolbook, Director, Photoshop,
                    Illustrator, Freehand, StrataVision Pro, RAD, Media 100, Digi Design
                      Protools, Visual Basic and C++
  IT ENGINEERING    SERVICES
                    v Communications and connectivity planning, design and
                      implementation
                    v Systems and network management
                    v Networking: LANs and WANs
                    v Cooperative processing and communications programming
                    v Site planning and implementation
                    v Performance tuning and capacity planning
                    v Disaster recovery planning and testing
                    SKILLS
                    v Operating systems: UNIX, Windows NT, OS/400, MVS, Windows 95,
                      Macintosh, DOS, Novell Netware, OS/2 LAN Server and NT Server
                    v Network management: Bay, Cisco, Netview, SunNet Manager,
                    SystemView and OpenView
                    v Middleware: Tuxedo, MQ Series, ODBC, APPC, CI and Sockets
                    v Protocols: TCP/IP, IPX/SPX, APPN/SNA, OSI and Net BIOS
                    v Languages: C/C++, CL, BAL, RPG and COBOL

- ----------------------------------------------------------------------------------------
  BUSINESS UNIT                       DESCRIPTION OF SERVICES & SKILLS
- ----------------------------------------------------------------------------------------
  SAP CENTER OF     SERVICES
   EXPERTISE        v Business process reengineering/improvement
                    v Project planning, definition and management
                    v Rapid and focused SAP implementations
                    SKILLS
                    v Application configuration and prototyping: Financial Accounting,
                      Controlling, Sales and Distribution, Materials Management and
                      Production Planning
                    v BASIS: ABAP/4, SAPscript, ALE, CATT, security, database and OS integration
  ELECTRONIC
   COMMERCE         SERVICES
                    v Intranet/Internet and World Wide Web ("WWW") planning, design and implementation
                    v Electronic data interchange ("EDI") planning, design and implementation
                    v Automated data capture planning, design and implementation
                    SKILLS
                    v WWW: Netscape Navigator, Netscape Servers, Live3D, Java, HTTP and
                      HTML
                    v EDI: Premenos, Gentran, ExTol, St. Paul Software and Supply Tech
  WORKGROUP         SERVICES
   TECHNOLOGIES     v Workgroup application planning, design and implementation
                    v Workflow improvement
                    v Information management and knowledge processing
                    v Collaborative computing
                    SKILLS
                    v Lotus Notes and InterNotes
                    v Groupware products: Microsoft Exchange, DEC Teamlinks, Netscape
                      Collabra Share, Novell Groupwise and XcelleNet
  DOCUMENTATION &   SERVICES
   TRAINING         v User and technical documentation and training
                    v Employee productivity improvement and knowledge transfer support
                    v Systems development and implementation support
                    v Document management
                    SKILLS
                    v Documentation development: MS Word, WordPerfect, Lotus Ami Pro,
                      Lotus WordPro, Ventura Publisher, FrameMaker, Aldus PageMaker and
                      Quark Xpress
                    v On-line: Doc-to-Help, RoboHelp, ForeHelp, Master Help, AS/400 UIM,
                      OS/2 IPF, Help Desk Kit, HTML and SGML
                    v Graphics: ABC Flowcharter, all Clear, MetaDesign and EasyFlow

- ----------------------------------------------------------------------------------------
  BUSINESS UNIT                       DESCRIPTION OF SERVICES & SKILLS
- ----------------------------------------------------------------------------------------
  INTEGRATED
   SERVICES         SERVICES
                    v Project management and implementation services for the development of facilities across all industries, including commercial, industrial and retail
                    v Comprehensive project assistance for the expansion or
                    reengineering of existing office space, site planning, due diligence and development of out-of-ground facilities, planning and build out of computer and telecom rooms
                    SKILLS
                    v Project planning and management, budget planning and management and quality control
                    v Contractor/vendor selection and management, contract requirements development, negotiation and implementation
                    v Punch-list development
                    v Move-in coordination
                    v Project close-out coordination and documentation

CLIENTS AND REPRESENTATIVE SOLUTIONS

    Whittman-Hart's clients consist primarily of middle market companies ranging from $50 million to $500 million in annual revenues and divisions of Fortune 1000 companies. The number of clients billed by the Company in a given year has grown from 338 in 1993 to 492 in 1995. Many of these clients have maintained ongoing relationships with Whittman-Hart over many years, spanning multiple projects and services. The Company believes that it has established significant ongoing relationships with many of its clients.

    Whittman-Hart's ten most significant clients accounted for approximately 33% of its revenues during 1995 and the first six months of 1996. With the exception of Novus Services, Inc. which accounted for approximately 10% of the Company's revenues in 1995, no one client represented more than 10% of Whittman-Hart's firm-wide revenues. Annual revenues from each of the Company's ten largest clients in 1995 ranged from approximately $1.0 million to $5.0 million. Whittman-Hart has served clients in a broad range of industries, including the following:

         COMMUNICATIONS                  CONSUMER PRODUCTS                     DISTRIBUTION
- --------------------------------  --------------------------------  ----------------------------------
            Advantis                     Helene Curtis Inc.                 Amway Corporation
   Ameritech Custom Business         Jockey International Inc.        Boise Cascade Office Products
NBC Television Stations Division     Kraft General Foods, Inc.                    Corp.
Western Publishing Company, Inc.         NutraSweet Company                The HAVI Group L.P.
                                      Sutter Home Winery, Inc.           Robert Bosch Corporation

      DIVERSIFIED SERVICES               FINANCIAL SERVICES                     INSURANCE
- --------------------------------  --------------------------------  ----------------------------------
       Amoco Corporation          American National Bank and Trust      AMA Insurance Agency, Inc.
 Budget Rent A Car Corporation           Company of Chicago                  AON Corporation
     Steamboat Ski & Resort        Banc One Services Corporation    Blue Cross/Blue Shield of Illinois
          Corporation              First National Bank of Chicago   Continental Casualty Company (CNA)
 WMX Technologies and Services,         Novus Services, Inc.           State Farm Mutual Automobile
              Inc.                   Zurich-Kemper Investments              Insurance Company

         MANUFACTURING                    PHARMACEUTICALS                 PROFESSIONAL SERVICES
- --------------------------------  --------------------------------  ----------------------------------
        Caterpillar Inc.                Abbott Laboratories            Manpower International Inc.
        Dana Corporation            Bristol-Myers Squibb Company             Sidley & Austin
        FMC Corporation                Eli Lilly and Company                 Winston & Strawn
  General Binding Corporation
    Reynolds Metals Company
   Union Carbide Corporation

                    RETAIL                                        TECHNOLOGY
- ----------------------------------------------  ----------------------------------------------
          Circuit City Stores, Inc.                               Molex Inc.
               Pleasant Company                           Pentax Technologies Corp.
                 Walgreen Co.                             PLATINUM technology, inc.

    Examples of Whittman-Hart's major engagements include the following:

    ENTERPRISE-WIDE IMPLEMENTATION OF SAP'S R/3 SOFTWARE FOR COMPUTER PERIPHERALS DISTRIBUTOR. An international distributor of peripheral computer equipment determined that its existing IT systems did not meet functional requirements and could not support the Company's growth strategy. Whittman-Hart was engaged to work with management to rapidly develop and implement a new system based on SAP's R/3 software product and an Oracle database operating on an HP UNIX platform with a Banyan Vines Network. Timing was critical since the IT solution had to support new product lines scheduled for introduction. Although SAP implementations generally require 7 to 24 months to complete, Whittman-Hart was retained to deliver the enterprisewide solution in only 90 days. Whittman-Hart used its rapid implementation methodology, and its consultants' business experience, to work with management to define business requirements, to identify the SAP modules to implement and to help reengineer the client's business processes. In 45 days, Whittman-Hart delivered fully configured prototypes of the client's key financial, distribution and management modules. During the remaining 45 days, Whittman-Hart worked with the client's MIS department in executing data conversion, integration testing and end-user training to maximize productivity and user acceptance of the system. As a result, Whittman-Hart helped the client implement a flexible, scalable and integrated solution on time and on budget.

    INTEGRATION OF INFORMATION TECHNOLOGIES FOR INTERNATIONAL OFFICE PRODUCTS DISTRIBUTOR. An international direct mail and office products distributor retained Whittman-Hart for several strategic technology projects. Consultants from Whittman-Hart's Business Consulting, IT Architecture, IT Engineering, and Electronic Commerce business units were deployed to implement new order entry, inventory control and product shipping software. Concurrently, Whittman-Hart's IT architects guided the re-design and migration of the client's IT systems from a mainframe environment to a midrange, distributed network environment. The implemented software provided integrated management of inventory within the client's national network of warehouses and improved customer service and order fill rates. Whittman-Hart Electronic Commerce consultants designed and implemented an EDI system to integrate vendors with the client's inventory management system. The Company's IT engineers designed and implemented the AS/400 and LAN communications systems and enhanced the order entry system to use CD-ROM technology to enable customers to directly order products from their desktops. Whittman-Hart's Electronic Commerce consultants currently are converting the client's CD-based catalogue into an Internet version based on World Wide Web technology.

    DEVELOPMENT OF LOTUS NOTES-BASED SALES SUPPORT APPLICATION FOR SERVICES PROVIDER. A major services provider engaged Whittman-Hart to develop a comprehensive sales and marketing support application using Lotus Notes to streamline its sales process and enhance sales and customer service. Whittman-Hart's Workgroup consultants, with guidance and support from its IT
Architecture consultants, designed the application and managed the project. Whittman-Hart's IT Services consultants performed front-end and back-end database application development in Visual Basic and data migrations between Oracle and Lotus Notes databases. Whittman-Hart's Documentation and Training consultants developed and implemented a program to train more than 400 users located in a five-state region on the new application in a seven-month period. The new application retrieves data from several legacy systems (primarily mainframes), centralizes the collection and distribution of account information, allows for remote access by system users, fosters communication between sales teams and departments and facilitates better account management.

SALES AND MARKETING

    Whittman-Hart markets and provides its services directly through its branch offices and client support centers. In addition, Whittman-Hart has developed and tested an advertising campaign in its branch markets. The campaign includes print, direct mail and radio advertising, combined with local seminars, trade shows, public relations and collateral materials.

    Sources of new client relationships include referrals, telemarketing and Whittman-Hart's integrated marketing campaign. The Company's sales organization is supported by its prospect database, which includes the names of companies and decision makers in each targeted geographic market. This proprietary Lotus Notes-based information system, a component of the Whittman-Hart Information Network, also allows Whittman-Hart employees to access the Company's skills database and project portfolio.

    Whittman-Hart account executives establish contact with targeted prospects to create awareness, understanding and preference for the Company. Account executives also identify general client needs and introduce the appropriate IT consultant or team of IT consultants led by a PRM to help develop the initial proposal. The PRM, typically a senior level manager, is assigned to the account to establish a long-term relationship. The PRM serves as the client's primary source of IT advice and overall coordinator of Whittman-Hart's multiple service offerings to the client.

    In addition to its branch locations, the Company maintains several client support centers. These centers consist of small offices, usually located in smaller or more remote markets, which the Company maintains to support the needs of an existing client or clients near that location.

HUMAN RESOURCES

    The Company's success depends in large part upon its ability to attract, develop, motivate and retain highly skilled technical employees. Qualified technical employees are in great demand and are likely to remain a limited resource for the foreseeable future. Whittman-Hart dedicates significant resources to recruiting consultants with both IT consulting and industry experience. Many consultants are selected from among the largest and most successful IT, accounting and other professional services organizations. Each candidate is screened through detailed interviews by Whittman-Hart's recruiting personnel, technical interviews by consultants and an appraisal by Whittman-Hart's managers. As of June 30, 1996, the Company employed approximately 858 employees, of whom approximately 718 were consultants.

    Whittman-Hart has implemented a number of distinctive human resources programs. For example, the Company's performance-based incentive compensation program provides guidelines for career development, encourages development of skills, provides a tool to manage the employee development process and establishes compensation guidelines. Whittman-Hart has also developed its WHISE training module to guide consultants through a progression of skill and competency development programs. As part of this module, the Company reimburses employees for education and training, provides computer-based training curricula and provides access to the Company's Technology Center where employees can gain hands-on experience with a diverse array of computing environments. In addition, Whittman-Hart has developed a centralized new employee orientation program that features multimedia presentations and a computer-based training program. See "Business -- Operational Investments -- Proprietary Training Module."

    None of the Company's employees are subject to a collective bargaining arrangement. Whittman-Hart has entered into employment agreements, which (without substantial penalty) are terminable upon two weeks notice, with virtually all of its sales, recruiting and technical personnel containing noncompetition, nondisclosure and nonsolicitation covenants. Although most consultants are Company employees, the Company does engage consultants as independent contractors from time to time.

COMPETITION

    The market for IT services includes a large number of competitors, is subject to rapid change and is highly competitive. Primary competitors include participants from a variety of market segments, including "Big Six" accounting firms, systems consulting and implementation firms, application software firms, service groups of computer equipment companies, facilities management companies, general management consulting firms and programming companies. Many of these competitors have significantly greater financial, technical and marketing resources and greater name recognition than the Company. In addition, the Company competes with its clients' internal resources, particularly where these resources represent a fixed cost to the client. Such competition may impose additional pricing pressures on the Company. See "Risk Factors -- Competition."

    The Company believes that the principal competitive factors in the IT services market include breadth of services offered, technical expertise, knowledge and experience in the industry, price, perceived value, quality of service and responsiveness to client needs and speed in delivering IT solutions.

INTELLECTUAL PROPERTY RIGHTS

    Whittman-Hart's success has resulted, in part, from its methodologies and other proprietary intellectual property rights. The Company relies upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect its proprietary rights and the proprietary rights of third parties from whom the Company licenses intellectual property. The Company enters into confidentiality agreements with its employees and limits distribution of proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use and take appropriate steps to enforce its intellectual property rights. See "Risk Factors -- Intellectual Property Rights."

    Software developed by Whittman-Hart in connection with a client engagement is typically assigned to the client. In limited situations, the Company may retain ownership, or obtain a license from its client, which permits Whittman-Hart or a third party to market the software for the joint benefit of the client and Whittman-Hart or for the sole benefit of Whittman-Hart.

    "Whittman-Hart-Registered Trademark-" and "Making Information Technology Work-Registered Trademark-" are registered service marks of Whittman-Hart. The Company is also in the process of registering its slogan "We Are IT-SM-" with the U.S. Patent and Trademark Office. The Company holds no patents or registered copyrights, and has no present intention of making any copyright or patent applications.

PROPERTY

    Whittman-Hart's principal executive offices are located at 311 South Wacker Drive, Chicago, Illinois. The Company's lease on these premises covers 40,000 square feet and expires October 31, 2004. The Company also leases facilities in Indianapolis, Milwaukee, Denver, Cincinnati, Peoria, Ft. Wayne and Dallas. See
Note 5 of Notes to Financial Statements. Whittman-Hart anticipates that additional space will be required as its business expands and believes that it will be able to obtain suitable space as needed.

LEGAL PROCEEDINGS

    Whittman-Hart is not involved in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executive officers of the Company and their respective ages and positions as of June 30, 1996, are as follows:

                        NAME                              AGE                           POSITION
Robert F. Bernard....................................  35         Chairman of the Board, President and Chief Executive
                                                                   Officer
Edward V. Szofer.....................................  36         Director, Vice President, Chief Operating Officer and
                                                                   Secretary
Kevin M. Gaskey......................................  37         Chief Financial Officer and Treasurer
Susan B. Reardon.....................................  40         Director of Human Resources
Glen A. Metelmann....................................  53         Director of Marketing and Sales
Robert F. Steel (1)(2)...............................  41         Director
Paul D. Carbery (1)(2)...............................  35         Director
Lawrence P. Roches (1)(2)............................  44         Director

- ------------------------------
(1)  Member of the Audit Committee of the Board of Directors.

(2)  Member of the Compensation Committee of the Board of Directors.

    ROBERT F. BERNARD, the founder of the Company, has served as a director of the Company and as Chairman, President and Chief Executive Officer of the Company since its inception in 1984. He was selected as the KPMG Illinois High Tech Entrepreneur of the Year in 1992.

    EDWARD V. SZOFER has served as a director of the Company since August 1995 and has been Vice President and Chief Operating Officer since January 1994 and Secretary since May 1996. From 1984 to December 1993, Mr. Szofer held various management positions with the Company in operations. Mr. Szofer was employed as a consultant in the Management Information Consulting division of Arthur Andersen & Co. prior to joining the Company.

    KEVIN M. GASKEY has served as the Chief Financial Officer and Treasurer of the Company since April 1990. Mr. Gaskey, a certified public accountant, joined the Company with over nine years of financial experience from his prior positions with KPMG Peat Marwick LLP, Beatrice Companies, Inc. and Baxter International, Inc.

    SUSAN B. REARDON has served as the Company's Director of Human Resources since February 1990. From June 1987 to January 1990, she established the human resource function at the Company. Prior to joining the Company, Ms. Reardon served as Human Resources Manager at TTX Co., a Chicago-based transportation equipment leasing company.

    GLEN A. METELMANN has served as the Company's Director of Marketing and Sales since March 1990. Prior to 1990 he was Vice President, Director of Marketing and a member of the Administrative Committee of Lake Shore Bancorp., Inc. Mr. Metelmann had previously been employed in the sales organizations of Unisys Corporation and Xerox Corp.

    ROBERT F. STEEL has served as a director of the Company since August 1995. He served as Secretary from January 1996 to May 1996. Since 1977, Mr. Steel has served in various positions with K.A. Steel Chemicals Inc., a chemical processing firm, most recently as President, Chief Executive Officer and Director. Mr. Steel also serves as an officer and director of several other privately held companies.

    PAUL D. CARBERY has served as a director of the Company since August 1995. Mr. Carbery has been a general partner of Frontenac Company, a private equity investment management partnership, since June 1993 and was an associate of that firm from September 1989 to June 1993. He also serves as a director of Eagle River Interactive, Inc. as well as several privately held companies.

    LAWRENCE  P. ROCHES  has served  as a director  of the  Company since August
1995. He has been the Chief Executive Officer and a director of Melson Technologies, Inc., a provider of investment management systems for securities, mortgage loans and real estate portfolios since September 1994. From November 1991 to August 1994, he was employed as the Vice President of Marketing of ShipNet Systems, Inc., an information services company. From October 1985 to May 1991, Mr. Roches was employed as Vice President of Technology and Chief Services Officer of System Software Associates, Inc., a software company.

    The Company's By-Laws and Certificate of Incorporation provide for the Company's Board of Directors to be comprised of as many directors as are designated from time to time by the Board of Directors. The Board is currently comprised of five members. Each director holds office until his successor is duly elected and qualified, or until his earlier death, resignation or removal. The Company's Certificate of Incorporation and By-Laws provide that the Board of Directors be classified into three classes. Messrs. Roches and Steel serve in the class the term of which expires in 1997; Messrs. Carbery and Szofer serve in the class the term of which expires in 1998; and Mr. Bernard serves in the class the term of which expires in 1999. Upon the expiration of the term of each class of directors, directors comprising such class will be elected for a three-year term at the next succeeding annual meeting of stockholders.

    Two of the Company's current directors, Messrs. Carbery and Steel, were nominated and elected to the Company's Board of Directors in accordance with a stockholders agreement as designees of Frontenac and Platinum, respectively. See "Certain Transactions." There are currently no voting agreements in effect regarding the election of directors. Executive officers of the Company are appointed by, and serve at the discretion of, the Board of Directors. There are no family relationships among any of the executive officers or directors of the Company.

BOARD COMMITTEES

    The Board of Directors established a Compensation Committee and an Audit Committee in December 1995. The Compensation Committee, consisting of Messrs. Carbery, Roches and Steel, makes recommendations concerning the salaries and incentive compensation of employees of the Company. The Audit Committee, consisting of Messrs. Carbery, Roches and Steel, is responsible for reviewing the results and scope of audits and other services provided by the Company's independent auditors and reviewing the Company's internal controls.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to establishing the Compensation Committee, all decisions relating to executive compensation were made by the Company's Management Committee. Mr. Bernard, the Company's Chairman, President and Chief Executive Officer, and Mr. Szofer, the Company's Vice President and Chief Operating Officer, both served as members of the Company's Management Committee and in such capacity participated in deliberations concerning executive compensation during 1995.

DIRECTOR COMPENSATION

    Except for Mr. Roches, directors do not receive any compensation for their services, although directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings. In 1996, Mr. Roches was granted a nonqualified option to acquire 8,000 shares of Common Stock at an exercise price of $4.63 per share.

EXECUTIVE COMPENSATION

    The following table sets forth certain information with respect to the annual and long-term compensation earned for the fiscal year ended December 31, 1995 for the Company's Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer (collectively, with the Chief Executive Officer, the "Named Executive Officers").

                      SUMMARY COMPENSATION TABLE FOR 1995

                                                                                     LONG-TERM
                                                                                   COMPENSATION
                                                                                    AWARDS (1)
                                                                                   -------------
                                                  ANNUAL COMPENSATION               SECURITIES
                                       ------------------------------------------   UNDERLYING         ALL OTHER
     NAME AND PRINCIPAL POSITION         SALARY        BONUS           OTHER        OPTIONS (#)    COMPENSATION (2)
Robert F. Bernard ...................  $  360,000  $        --     $   103,446(3)           --         $      --
 Chairman of the Board,
 President and Chief Executive
 Officer

Edward V. Szofer ....................     199,000       25,000              --          57,852               500
 Vice President and Chief
 Operating Officer

Kevin M. Gaskey .....................     160,500      141,250(4)           --          62,000               500
 Chief Financial Officer and
 Treasurer

Susan B. Reardon ....................     132,500       27,000              --          54,000               500
 Director of Human Resources

Glen A. Metelmann ...................     135,000       20,400              --          55,048               500
 Director of Marketing and Sales

- ------------------------------
(1) The Company did not issue any restricted stock or grant any stock appreciation rights in 1995. None of the Named Executive Officers held any restricted stock as of December 31, 1995.

(2)  Represents matching payments under the Company's 401(k) Plan.

(3) Represents amounts paid as reimbursement for income tax liabilities incurred as a result of the Company's predecessors' earnings. See "The Company."

(4) Represents a cash bonus of $41,250 and the issuance of 30,900 shares of Common Stock on February 15, 1995.

    The following table sets forth certain information with respect to the grant of incentive stock options ("ISOs") and nonqualified stock options ("NQSOs") by the Company during 1995 to the Named Executive Officers.

                             OPTION GRANTS IN 1995

                                                          INDIVIDUAL GRANTS
                                    -------------------------------------------------------------   POTENTIAL REALIZABLE
                                         NUMBER OF                                                    VALUE AT ASSUMED
                                         SECURITIES                                                   ANNUAL RATES OF
                                         UNDERLYING        % OF TOTAL                                   STOCK PRICE
                                          OPTIONS            OPTIONS                                  APPRECIATION FOR
                                        GRANTED (1)        GRANTED TO     EXERCISE                    OPTION TERM (4)
                                    --------------------    EMPLOYEES       PRICE     EXPIRATION   ----------------------
               NAME                    ISO       NQSO      IN YEAR (2)   ($/SH) (3)      DATE          5%         10%

Robert F. Bernard.................         --         --           --%    $      --                $       --  $       --
Edward V. Szofer..................      3,852     54,000          6.4          6.49     12/31/05      236,124     598,386
Kevin M. Gaskey...................                62,000          6.8          6.49     12/31/05      253,055     641,290
                                          ---
Susan B. Reardon..................         --     54,000          5.9          6.49     12/31/05      220,402     558,543
Glen A. Metelmann.................      1,048     54,000          6.0          6.49     12/31/05      224,680     569,383

- ------------------------
(1) All options were granted on December 31, 1995. The ISOs vest in thirds on the first three anniversaries of the stock option grant. The NQSOs vest 10% upon grant and 22.5% on each of the first four anniversaries of the stock option grant, respectively, except that options to purchase 8,000 shares granted to Mr. Gaskey vested immediately upon grant.

(2) Based on an aggregate of 910,856 options granted in 1995 to employees of the Company, including the Named Executive Officers.

(3) The exercise price equals the fair market value of Common Stock as determined by the Board of Directors on that date, based on a valuation prepared by Broadview Associates. The exercise price is payable in cash or, subject to certain limitations, by delivery of shares of Common Stock.

(4) The potential realizable value is calculated based on the term of the option at the time of grant (ten years). Stock price appreciation of 5% and 10% is based on the fair value at the time of grant and assumes that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price, pursuant to rules promulgated by the Securities and Exchange Commission. The potential realizable value does not represent the Company's prediction of its stock price performance. This table does not take into account appreciation for the fair value of the Common Stock from the date of grant to date. There can be no assurance that the actual stock price appreciation over the ten-year option will be at the assumed 5% and 10% levels or at any other defined level. If for purposes of this calculation the fair market value of the Common Stock on the date of grant was assumed to have equaled the price to the public in the Company's initial public offering, the potential realizable value of the options calculated would substantially exceed the potential realizable values shown in the table.

    The following table sets forth certain information with respect to the value of options held at December 31, 1995 by the Named Executive Officers who held options during 1995. The Named Executive Officers did not exercise any options to purchase Common Stock during 1995.

                             YEAR-END OPTION VALUES

                                                                    NUMBER OF
                                                              SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS
                                                               AT DECEMBER 31, 1995      AT DECEMBER 31, 1995 (1)
                                                            --------------------------  --------------------------
                           NAME                             EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
Robert F. Bernard.........................................          --            --     $      --    $        --
Edward V. Szofer..........................................       5,400        52,452             0              0
Kevin M. Gaskey...........................................      13,400        48,600             0              0
Susan B. Reardon..........................................       5,400        48,600             0              0
Glen A. Metelmann.........................................       5,400        49,648             0              0

- ------------------------------
(1) Until May 3, 1996, the Common Stock was not publicly traded. The Board of Directors, in connection with grants of stock options from time to time, determines the fair market value of the Common Stock as of the grant date. For purposes of calculating the value recognized at year end, the Board of Directors has used the Broadview Associates determination of fair market value as of December 31, 1995.

EMPLOYMENT AGREEMENTS

    The Company is a party to substantially identical employment contracts with Messrs. Bernard, Szofer, Gaskey and Metelmann and Ms. Reardon, pursuant to which each of those individuals serves as an executive of the Company at compensation levels and terms to be agreed upon between those individuals and the Company. These agreements provide that upon termination of employment by the Company, other than for Cause (as defined in the agreements) or retirement, the Company shall pay the officer an amount equal to twice the executive's annual base compensation in effect at the time of termination in the case of Messrs. Bernard and Szofer and one year in the case of Messrs. Gaskey and Metelmann and Ms. Reardon. The agreements also provide that in the event of a Change in Control (as defined in the agreements) and the occurrence of certain events, and to the extent deductible under then applicable tax laws, the Company shall pay such executives a payment equal to two times the sum of: (i) the executives' most recent base annual compensation in effect at the date of the Change in Control; and (ii) the cash value of purchasing on an individual basis insurance protection (including dependent coverage) that is equal to the coverage then in effect with respect to the Company's health insurance plan, based upon the cost of such insurance coverage for a six-month period following the Change in Control date. Mr. Bernard's employment agreement does not provide for payments in the event of a Change in Control. Each of these executives is subject to noncompetition, nonsolicitation and nondisclosure covenants.

STOCK PLANS

    EMPLOYEE STOCK PURCHASE PLAN. The Company has reserved an aggregate of 400,000 shares of Common Stock for issuance under the Company's Employee Stock Purchase Plan (the "Purchase Plan"). Such shares may be authorized but unissued Common Stock, treasury shares or Common Stock purchased in the open market. The Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), and will permit eligible employees of the Company who have completed five full calendar months of service to purchase Common Stock through payroll deductions of up to 20% of their total cash compensation, provided that no employee may purchase more than $20,000 worth of stock in any calendar year. The Purchase Plan has two six-month offering periods, beginning on April 1 and September 1 of each year, with the first offering period commencing on May 3, 1996. The Purchase Price (as defined in the Purchase Plan) of Common Stock purchased under the Purchase Plan equals 90% of the market value of the Common Stock (as calculated in the Purchase Plan) on the first or last day of an offering period, whichever is lower. The Purchase Plan is administered by the Compensation Committee. The Board is able to amend or terminate the Purchase Plan at any time. However, the Board may not, without stockholder approval, modify the Purchase Plan if stockholder approval of the amendment is required for the Purchase Plan to continue to comply with the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Section 423 of the Code.

    ESOP. The Company sponsors an Employee Stock Ownership Plan (the "ESOP"), covering substantially all employees of the Company. As of June 30, 1996, the ESOP owned 245,194 shares of Common Stock. The Company does not intend to make future contributions to the ESOP. See Note 8 of Notes to Financial Statements.

    1995 INCENTIVE STOCK PLAN. The Company has reserved an aggregate of 2,000,000 shares of Common Stock for issuance under the 1995 Incentive Stock Plan, as amended (the "Incentive Stock Plan"), which may be granted to employees and officers of the Company. The maximum number of shares that may be subject to awards granted to any participant in any fiscal year is 88,084 shares. The
Incentive Stock Plan is administered by the Compensation Committee. The Incentive Stock Plan provides for awards, which may consist of Common Stock, restricted shares of Common Stock, NQSOs and ISOs to purchase shares of Common Stock, performance awards and stock appreciation rights ("SARs").

    The exercise price for options may be paid: (i) in cash; (ii) by surrendering shares already owned by the optionee; or (iii) if the Compensation Committee so determines by instructing a broker to sell enough of the optionee's exercised shares to deliver to the Company sufficient sales proceeds to pay the exercise price. The exercise price per share of Common Stock may not be less than 85% (100% in the case of an ISO) of the mean of the highest and lowest sales price for the Common Stock last reported on the Nasdaq National

Market on the date the stock option is granted. The base value of an SAR will equal not less than 85% of the market value of a share of Common Stock on the grant date. Options and SARs to be granted under the Incentive Stock Plan must be exercised within fifteen years from the date of grant (ten years in the case of ISOs) and will generally vest in annual installments as determined by the Compensation Committee. In the case of any eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, the exercise price of any ISOs granted under the Incentive Stock Plan may not be less than 110% of the fair market value of the Common Stock on the date of grant and the exercise period may not exceed five years from the date of grant.

    The Board of Directors can terminate or amend the Incentive Stock Plan at any time, except that no such action generally will be able to adversely affect any right or obligation regarding any awards previously made under the Incentive Stock Plan without the consent of the recipient. In addition, no amendment may be effective without the prior approval of stockholders, if such approval is required for the Incentive Stock Plan to continue to comply with applicable regulations of the Securities and Exchange Commission (the "Commission"). In the event of any changes in the capital structure of the Company, such as a stock dividend or split-up, the Board of Directors must make equitable adjustments to outstanding unexercised awards and to the provisions of the Incentive Stock Plan so that the net value of the award is not changed. If the Company becomes a party to a merger, reorganization, liquidation or similar transaction, the Board of Directors may make such arrangements it deems advisable regarding outstanding awards, such as substituting new awards for outstanding awards, assuming outstanding awards or terminating or paying for outstanding awards.

    At July 31, 1996, ISOs for 50,904 shares and NQSOs for 821,430 shares were outstanding under the Incentive Stock Plan.

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of Common Stock as of July 31, 1996, as adjusted to reflect the sale of the shares offered hereby, by: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each of the Company's directors; (iii) each of the Named Executive Officers; (iv) all directors and executive officers of the Company as a group; and (v) each of the Selling Stockholders. Unless otherwise indicated in the footnotes to the table set forth below, each person or entity named below has (a) an address in care of the Company's principal executive offices, and (b) to the Company's knowledge, sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such holder.

                                                               BENEFICIAL OWNERSHIP                  BENEFICIAL OWNERSHIP
                                                                 PRIOR TO OFFERING      NUMBER OF     AFTER OFFERING (1)
                                                              -----------------------    SHARES     -----------------------
                                                              NUMBER OF                   BEING     NUMBER OF
                            NAME                                SHARES      PERCENT      OFFERED      SHARES      PERCENT
Robert F. Bernard...........................................   4,278,332       47.8%      277,320    4,001,012       40.1%
Frontenac VI Limited Partnership (2)........................     589,037        6.6       294,520      294,517        2.9
Paul D. Carbery (3).........................................     589,037        6.6       294,520      294,517        2.9
Lawrence P. Roches (4)......................................       2,000        *          --            2,000        *
Robert F. Steel (5).........................................           0        *               0            0        *
Edward V. Szofer (4)........................................     225,563        2.5        10,000      215,563        2.2
Platinum Venture Partners II, L.P. .........................     123,865        1.4        68,800       55,065        *
Platinum Venture Partners I, L.P. ..........................     108,382        1.2        60,200       48,182        *
Kevin M. Gaskey (4).........................................      68,205        *           9,780       58,425        *
Susan B. Reardon (4)........................................      37,809        *          --           37,809        *
Glen A. Metelmann (4).......................................      37,809        *          15,000       22,809        *
Murray L. Horwitz (4).......................................      22,802        *           9,380       13,422        *
Ronald C. Lavery (4)........................................      43,839        *          20,000       23,839        *
All executive officers and directors as a group (8 persons)    5,238,755       58.5                  4,632,135       46.2
 (5)........................................................                              606,620

- ------------------------------
* Less than 1%.

(1) Assumes no exercise of the Underwriters' over-allotment option. In the event such option is exercised in full, the following stockholders will sell pursuant to such option the number of shares of Common Stock following their names and, after this offering, will beneficially own the number and percentage of shares of Common Stock following their names:

                                                                                  BENEFICIAL OWNERSHIP
                                                                                     AFTER OFFERING
                                                                                ------------------------
                                                                    SHARES TO    NUMBER OF
                                                                     BE SOLD      SHARES       PERCENT
Robert F. Bernard................................................      60,520    3,940,492         39.5%
Frontenac VI Limited Partnership.................................     146,480      148,037          1.5
Platinum Venture Partners II, L.P. ..............................      33,600       21,465        *
Platinum Venture Partners I, L.P. ...............................      29,400       18,782        *

(2) The address of Frontenac VI Limited Partnership is 135 S. LaSalle Street, Chicago, Illinois 60603.

(3) Mr. Carbery, a director of the Company, is a general partner of Frontenac Company, which is the general partner of Frontenac VI Limited Partnership. As such, Mr. Carbery may be deemed to beneficially own the 589,037 shares of Common Stock beneficially owned by Frontenac VI Limited Partnership. Mr. Carbery disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934 ("Exchange Act").

(4) Includes shares of Common Stock which can be acquired through the exercise of options within 60 days of July 31, 1996, as follows: Edward V. Szofer -- 5,443 shares; Kevin M. Gaskey -- 13,425 shares; Susan B. Reardon -- 5,429 shares; Glen A. Metelmann -- 5,429 shares; Lawrence P. Roches -- 2,000 shares; Murray L. Horwitz -- 5,422 shares; Ronald C. Lavery -- 5,439 shares; and all executive officers and directors as a group -- 31,726 shares.

(5) Mr. Steel, a director of the Company, is a limited partner of Platinum Venture Partners I, L.P. and Platinum Venture Partners II, L.P. As such, Mr. Steel may be deemed to beneficially own the 108,382 shares of the Common Stock beneficially owned by Platinum Venture Partners I, L.P. and the 123,865 shares of the Common Stock beneficially owned by Platinum Venture Partners II, L.P. Mr. Steel disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act.

                              CERTAIN TRANSACTIONS

    In August 1995, Frontenac purchased 173,832 preferred equity units in LP for $4.0 million and Platinum purchased 65,187 preferred equity units in LP for $1.5 million. The preferred equity units were converted into a like number of shares of Redeemable Preferred Stock in connection with the Reorganization, and such shares were converted into 956,074 shares of Common Stock immediately prior to the consummation of the Company's initial public offering. See "The Company." Contemporaneously with Frontenac's and Platinum's investment in preferred equity units, the Company redeemed 260,748 common equity units owned by Mr. Bernard at a redemption price of $5.75 per unit, or a total of $1.5 million.

    Frontenac and Platinum were granted certain registration rights with respect to the preferred equity units and any securities issuable upon conversion of the preferred equity units. They were also granted certain other rights, including:
(i) the right to each designate one member to the Company's five person Board of Directors; (ii) certain class voting rights; (iii) certain preferences upon liquidation, dissolution or winding up of the Company; (iv) a preferred dividend accrual of 10% per annum payable upon redemption of the preferred equity units; and (v) certain rights of first refusal and co-sale rights involving existing management securities. In addition, Frontenac, Platinum, Limited and each of Messrs. Bernard and Szofer entered into a Voting Agreement whereby the parties, other than Limited, agreed to vote in favor of the others' respective designees to the Board of Directors. The preferential rights, including those enumerated above, and the Voting Agreement, terminated immediately prior to the consummation of the Company's initial public offering.

    During the time when the Company's business was conducted as a partnership, various loans were made among Mr. Bernard, Limited and LP, all of which have been repaid. As of December 31, 1995, loans by the Company to Mr. Bernard aggregated $326,356 and bore interest at the per annum rate of prime less 2%. These loans were made to enable Mr. Bernard to make certain payments owed by him to an affiliate of the Company. Also as of December 31, 1995, loans from Mr. Bernard to the Company aggregated $317,413 and bore interest at the per annum rate of 10%. These loans were made for working capital and other general corporate purposes. Subsequent to December 31, 1995, the loans were offset against each other and the remaining balance owed by Mr. Bernard to the Company was paid in full.

    In 1995 the Company acquired a 50% ownership interest in Sleep Relief L.L.C., an Illinois limited liability company ("Sleep Relief"). Sleep Relief develops and markets sleep laboratory software products and provides consulting, education and risk assessment services to providers involved in the practice of sleep medicine as well as organizations seeking to identify sleep disorders in targeted populations. Recently, Sleep Relief entered into an agreement with HealthDyne Technologies, Inc. to distribute Sleep Relief's sleep management software and related documents. In consideration of its ownership interest, the Company made a nominal capital investment in Sleep Relief and committed to provide up to $150,000 in technical and administrative support and to match capital contributions made by other interested parties, provided an appraisal determines that the value of Sleep Relief will increase by the value of the Company's contribution. Mr. Bernard serves on Sleep Relief's Management Committee.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company's authorized capital stock consists of 15,000,000 shares of Common Stock, par value $.001 per share, and 3,000,000 shares of preferred stock, $.001 par value per share, to be issued from time to time by the Board of Directors as shares of one or more classes or series ("Blank Check Preferred"). The Company currently has outstanding 8,952,472 shares of Common Stock, and no shares of Blank Check Preferred. Upon completion of this offering, the Company will have outstanding 9,987,472 shares of Common Stock and no shares of Blank Check Preferred. As of August 2, 1996, there were 45 holders of record of Common Stock.

COMMON STOCK

    The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors.

    Subject to the rights of any then-outstanding shares of preferred stock, the holders of the Common Stock are entitled to such dividends as may be declared at the discretion of the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any preferred stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of capital stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, upon payment therefor, duly authorized, validly issued, fully paid and non-assessable.

    The Common Stock is listed on the Nasdaq National Market under the symbol "WHIT."

PREFERRED STOCK

    Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue shares of Blank Check Preferred, to fix the number of such shares and to change the number of such shares constituting any series, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of Blank Check Preferred, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Blank Check Preferred.

DELAWARE LAW AND CERTAIN CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS; ANTI-TAKEOVER EFFECTS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"). Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or the business combination is approved in a prescribed manner, or certain other conditions are satisfied. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

    The Company's Certificate of Incorporation and By-Laws provide that the directors of the Company shall be classified into three classes, with staggered three-year terms. See "Management -- Directors and Executive Officers." Any director may be removed only for cause upon the affirmative vote of at least 66% of the shares entitled to vote for the election of directors.

    The Company's By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before a meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a notice must generally be delivered not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting.

    The Company's By-Laws provide that special meetings of stockholders may be called only by the Chairman of the Board of Directors or the President of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company.

    The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of the Company.

    The existence of Blank Check Preferred enables the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, thereby protecting the continuity of the Company's management. The issuance of Blank Check Preferred pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Blank Check Preferred issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of Blank Check Preferred may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Company's Certificate of Incorporation contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate the rights of the Company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. The Company's Certificate of Incorporation and By-Laws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors and officers.

REGISTRATION RIGHTS

    Under the terms of a Registration Agreement dated as of December 31, 1995 (the "1995 Registration Agreement"), among Frontenac, Platinum (collectively, the "1995 Investors") and the Company, at any time after May 8, 1996 (the closing date of the Company's initial public offering), the holders of a majority of the Registrable Stock (as defined therein), have the right to require the Company to register any or all of the Registrable Stock, subject to the conditions and limitations contained in the 1995 Registration Agreement. In addition, under the terms of a Registration Agreement dated May 8, 1996 (the "1996 Registration Agreement" and together with the 1995 Registration Agreement, the "Registration Agreements"), among the Company, Mr. Bernard and Mr. Szofer (Mr. Bernard and Mr. Szofer, together with the 1995 Investors, the "Investors"), at any time after May 8, 1997, each of Mr. Bernard and Mr. Szofer have the right to require the Company to register 122,680 and 50,000 of their shares of Common Stock, respectively, subject to the conditions and limitations contained in the 1996 Registration Agreement.

    In addition, pursuant to the Registration Agreements and the conditions and limitations set forth therein, the Company is required to: (i) pay all associated Registration Expenses (as defined therein) in connection with certain registrations; (ii) use its best efforts to effect such registrations; and (iii) indemnify the Investors and certain of their affiliates against certain liabilities, including liabilities under the Securities Act, in connection with the registration of their shares.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have 9,987,472 shares of Common Stock outstanding. Of these shares, the 1,800,000 shares sold in this offering and the 3,105,000 shares issued in the Company's initial public offering will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined under the Securities Act ("Affiliates"), may generally only be sold in compliance with the limitations of Rule 144 described below.

    All of the remaining shares of Common Stock (the "Restricted Shares") constitute restricted securities under Rule 144. Of these "Restricted Shares," approximately 5,081,512 will be subject to a lock-up period expiring on October 30, 1996 (the "Lock-Up Period"). Following the Lock-Up Period, 602,761 of the Restricted Shares will immediately become eligible for sale, subject, however, in the case of 336,388 shares, to the volume limitations and restrictions (other than the holding period requirement) of Rule 144. The remaining 4,478,751 Restricted Shares will become eligible for sale under Rule 144 at various times between February and December of 1997. See "Underwriting."

    In general, under Rule 144 of the Securities Act as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years, including a person who may be deemed an Affiliate of the Company, is entitled to sell within any three-month period a number of shares of Common Stock that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock as reported on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain restrictions relating to manner of sale, notice and the availability of current public information about the Company. In addition, under Rule 144(k), a person who is not an Affiliate of the Company at any time 90 days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares without regard to the volume limitations, manner of sale provisions or notice or other requirements of Rule 144. The Commission has proposed to amend the holding period required by Rule 144 to permit sales of "restricted" securities after one year rather than two years (and two years rather than three years for "non-affiliates" under Rule 144(k)).

    At June 30, 1996, options to purchase a total of 914,334 shares of Common Stock were outstanding, (all of which options, other than options to purchase 42,000 shares, were granted under the Incentive Stock Plan), of which options to purchase 98,879 shares were then exercisable. An additional 1,126,706 shares of Common Stock were available for future option grants or direct issuances under the Incentive Stock Plan, and 400,000 shares of Common Stock were available for direct issuances under the Purchase Plan. See "Management -- Stock Plans." All 2,000,000 shares issuable upon exercise of options granted or to be granted under the Incentive Stock Plan and 400,000 shares issuable under the Purchase Plan are registered on a Form S-8. When issued by the Company, such shares will be freely tradeable, except that, if held by an Affiliate, such shares will be subject to the volume limitations and restrictions (other than the holding period requirement) of Rule 144.

    The Company has granted Frontenac and Platinum and their transferees demand and piggyback registration rights covering an aggregate of 432,532 shares. These registration rights will become exercisable after expiration of the Lock-Up Period. The Company has also granted Messrs. Bernard and Szofer demand and piggyback registration rights covering an aggregate of 172,680 shares. The demand registration rights for Messrs. Bernard and Szofer are not exercisable until May 8, 1997. When and as these rights are exercised, additional shares will become available for sale upon the effectiveness of a registration statement filed pursuant to exercise of such rights. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

    Subject to certain terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Donaldson, Lufkin & Jenrette Securities Corporation and Volpe, Welty & Company are acting as Representatives, have severally agreed to purchase from the Company and the Selling Stockholders, and the Company and such Selling Stockholders have agreed severally to sell to each of the Underwriters, an aggregate of 1,800,000 shares of Common Stock at the public offering price per share less the underwriting discounts and commissions set forth on the cover of this Prospectus. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name below:

                                                                                                       NUMBER OF
                                            UNDERWRITERS                                                 SHARES
Donaldson, Lufkin & Jenrette Securities Corporation..................................................
Volpe, Welty & Company...............................................................................

                                                                                                       ----------
  Total..............................................................................................   1,800,000
                                                                                                       ----------
                                                                                                       ----------

    The Underwriting Agreement provides that the obligations of the several Underwriters to purchase the Shares offered hereby are subject to approval of certain legal matters by their counsel and to certain other conditions. If any of the Shares are purchased by the Underwriters pursuant to the Underwriting Agreement, the Underwriters are obligated to purchase all of the Shares (other than those covered by the over-allotment option described below).

    The Company and the Selling Stockholders have been advised by the Underwriters that they propose to offer the Shares to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers at such price, less a concession not in excess of $ per Share. The Underwriters may allow, and such dealers may re-allow, a concession not in excess of $ per Share to certain other dealers. After this offering, the offering price and other selling terms may be changed by the Underwriters.

    Pursuant to the Underwriting Agreement, certain Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 calendar days from the date of the Underwriting Agreement, to purchase up to 270,000 additional Shares at the offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions, solely to cover over-allotments.

    To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of the option shares as the number of Shares to be purchased by it shown in the above table bears to the total number of Shares shown in the above table, such Selling Stockholders will be obligated, pursuant to the option, to sell such Shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of the Shares offered hereby. If purchased, the Underwriters will sell such additional 270,000 Shares on the same terms as those on which the Shares are being offered.

    The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and the Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

    The Company, the Selling Stockholders, the executive officers and directors of the Company and certain employees of the Company have each agreed that during the Lock-Up Period they will not, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, sell, offer to sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, other than the Shares, except that the

Company may issue shares upon the exercise of stock options granted prior to May 2, 1996, and may grant additional options under its stock option and other employee compensation plans, provided that, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation, such options shall not be exercisable during the Lock-Up Period.

    In connection with the offering, certain Underwriters and selling group members may engage in passive market making transactions in the Common Stock on the Nasdaq National Market immediately prior to the commencement of sales, in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of, among other things, displaying bids on the Nasdaq National Market limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period, and all passive market making activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The legality of the issuance of the shares offered hereby will be passed upon for the Company by Sachnoff & Weaver, Ltd., Chicago, Illinois. Certain legal matters will be passed upon for the Underwriters by Katten Muchin & Zavis, Chicago, Illinois.

                                    EXPERTS

    The Financial Statements and Schedule of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 included herein and elsewhere in the Registration Statement, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act, with respect to the Shares. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract, agreement or any other document referred to herein are not necessarily complete; with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of either of them or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission. The Registration Statement, including the exhibits and schedules thereto, is also available on the Commission's Web site at http://www.sec.gov.

    The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy material and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The

Company's Common Stock is listed in the Nasdaq National Market, and such reports, proxy material and other information can also be inspected at the offices of The Nasdaq Stock Market, Inc., 1735 K Street, N.W., Washington, D.C. 20549.

    Copies of reports, proxy and information statements and other information regarding registrants that file electronically are available on the Commission's Web site.

                              WHITTMAN-HART, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
Independent Auditors' Report...............................................................................     F-2

Balance Sheets at December 31, 1994 and 1995...............................................................     F-3

Statements of Earnings for the years ended December 31, 1993, 1994 and 1995................................     F-4

Statements of Stockholders' Equity for the years ended December 31, 1993, 1994 and 1995....................     F-5

Statements of Cash Flows for the years ended December 31, 1993, 1994 and 1995..............................     F-6

Notes to Financial Statements..............................................................................     F-7

Unaudited Pro Forma Condensed Statements of Earnings.......................................................    F-12

Balance Sheet at December 31, 1995 and June 30, 1996 (unaudited)...........................................    F-13

Statements of Earnings for the six months ended June 30, 1995 and 1996 (unaudited).........................    F-14

Statements of Cash Flows for the six months ended June 30, 1995 and 1996 (unaudited).......................    F-15

Notes to Unaudited Financial Statements....................................................................    F-16

                          INDEPENDENT AUDITORS' REPORT

The Stockholders and Board of Directors
Whittman-Hart, Inc.:

    We have audited the accompanying balance sheets of Whittman-Hart, Inc. as of December 31, 1994 and 1995, and the related statements of earnings, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whittman-Hart, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Chicago, Illinois
February 19, 1996

       except for paragraph two of Note 13, which is as of April 3, 1996

                              WHITTMAN-HART, INC.
                                 BALANCE SHEETS

                                     ASSETS

                                                                                       DECEMBER 31,
                                                                          --------------------------------------
                                                                                                 UNAUDITED 1995
                                                                                                 PRO FORMA (NOTE
                                                                            1994        1995           13)
Current assets:
  Cash and cash equivalents.............................................  $      --  $4,083,178    $ 4,083,178
  Trade accounts receivable, net of allowance for doubtful accounts of
   $346,874 and $100,000 in 1994 and 1995, respectively.................  4,131,255   8,785,240      8,785,240
  Other receivables.....................................................    490,200      63,060         63,060
  Prepaid expenses and other............................................    164,414     481,831        481,831
  Notes and interest receivable -- stockholder..........................    307,964     326,356        326,356
  Notes and interest receivable -- executives...........................     46,000     106,355        106,355
  Deferred income taxes.................................................         --      50,000         50,000
                                                                          ---------  ----------  ---------------
    Total current assets................................................  5,139,833  13,896,020     13,896,020
Property and equipment, at cost:
  Office furniture and equipment........................................  2,002,419   2,497,413      2,497,413
  Computer equipment and software.......................................    750,078   2,019,435      2,019,435
  Automobiles...........................................................    107,735     107,735        107,735
  Leasehold improvements................................................         --     147,039        147,039
                                                                          ---------  ----------  ---------------
                                                                          2,860,232   4,771,622      4,771,622
  Less accumulated depreciation and amortization........................   (973,346) (1,574,292)    (1,574,292)
                                                                          ---------  ----------  ---------------
Net property and equipment..............................................  1,886,886   3,197,330      3,197,330
Notes receivable -- executives..........................................     60,000      51,500         51,500
Long-term note receivable...............................................    100,000          --             --
Other...................................................................     58,844      84,117         84,117
                                                                          ---------  ----------  ---------------
    Total assets........................................................  $7,245,563 $17,228,967   $17,228,967
                                                                          ---------  ----------  ---------------
                                                                          ---------  ----------  ---------------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Current maturities of long-term debt..................................  $ 395,111  $  550,363    $   550,363
  Notes payable -- stockholder..........................................         --     317,413        317,413
  Checks issued in excess of bank balance...............................    121,802          --             --
  Accounts payable......................................................    445,383   1,264,048      1,264,048
  Accrued compensation and related costs................................  2,686,899   5,843,859      5,843,859
  Other accrued liabilities.............................................    726,126     542,541        542,541
  Distributions payable.................................................         --     860,646        860,646
  Other current liabilities.............................................    151,745     321,375        321,375
                                                                          ---------  ----------  ---------------
    Total current liabilities...........................................  4,527,066   9,700,245      9,700,245
Long term debt, less current maturities.................................  1,282,719   1,134,729      1,134,729
Long-term notes payable -- stockholder..................................    317,413          --             --
Deferred rent...........................................................    126,756     538,934        538,934
                                                                          ---------  ----------  ---------------
    Total liabilities...................................................  6,253,954  11,373,908     11,373,908
Redeemable convertible preferred stock, 10%, $.001 par value, 239,019 shares authorized, issued and outstanding (redemption value
 $5,683,334); none issued and outstanding pro forma.....................         --   5,583,843             --
Stockholders' equity:
  Preferred stock, $.001 par value; 3,000,000 shares authorized, none
   issued and outstanding...............................................         --          --             --
  Common stock, $.001 par value; 15,000,000 shares authorized, 5,539,420 and 5,371,372 shares issued in 1994 and 1995; 6,327,446 shares issued
   pro forma............................................................      5,539       5,371          6,327
  Additional paid-in capital............................................    990,300     289,943      5,872,830
  Retained earnings.....................................................         --          --             --
                                                                          ---------  ----------  ---------------
                                                                            995,839     295,314      5,879,157
  Common stock held in treasury, at cost; 1,618 and 7,698 shares in 1994
   and 1995.............................................................     (4,230)    (24,098)       (24,098)
                                                                          ---------  ----------  ---------------
    Total stockholders' equity..........................................    991,609     271,216      5,855,059
                                                                          ---------  ----------  ---------------
      Total liabilities and stockholders' equity........................  $7,245,563 $17,228,967   $17,228,967
                                                                          ---------  ----------  ---------------
                                                                          ---------  ----------  ---------------

                See accompanying Notes to Financial Statements.

                              WHITTMAN-HART, INC.
                             STATEMENTS OF EARNINGS

                                                                               YEARS ENDED DECEMBER 31,
                                                                      -------------------------------------------
                                                                          1993           1994           1995
Revenues............................................................  $  23,422,300  $  29,543,250  $  49,822,060
Cost of services....................................................     13,829,120     17,727,690     30,392,200
                                                                      -------------  -------------  -------------
  Gross profit......................................................      9,593,180     11,815,560     19,429,860
Costs and expenses:
  Selling...........................................................      1,073,410      1,431,030      2,497,100
  Recruiting........................................................        768,900      1,120,750      2,181,293
  General and administrative........................................      6,714,315      8,088,921     13,038,560
                                                                      -------------  -------------  -------------
    Total costs and expenses........................................      8,556,625     10,640,701     17,716,953
                                                                      -------------  -------------  -------------
Operating income....................................................      1,036,555      1,174,859      1,712,907
Other income (expense):
  Interest expense..................................................       (174,520)      (101,060)      (214,620)
  Interest income...................................................         18,690         20,980         98,850
  Other, net........................................................        221,764         44,723        133,030
                                                                      -------------  -------------  -------------
    Total other income (expense)....................................         65,934        (35,357)        17,260
                                                                      -------------  -------------  -------------
Income before income taxes..........................................      1,102,489      1,139,502      1,730,167
Income taxes (note 6)...............................................          2,563         29,349        (50,000)
                                                                      -------------  -------------  -------------
Net income..........................................................  $   1,099,926  $   1,110,153  $   1,780,167
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

Pro forma income data (unaudited) (note 6):
  Net income as reported............................................  $   1,099,926  $   1,110,153  $   1,780,167
  Pro forma adjustment to provision for income taxes................         27,366        254,880        666,593
                                                                      -------------  -------------  -------------
  Pro forma net income..............................................  $   1,072,560  $     855,273  $   1,113,574
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------
  Pro forma net income per share....................................                                        $0.16
                                                                                                    -------------
                                                                                                    -------------

                See accompanying Notes to Financial Statements.

                              WHITTMAN-HART, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995

                                                                                                             TREASURY STOCK AT
                                      PREFERRED STOCK           COMMON STOCK       ADDITIONAL                       COST
                                   ----------------------  ----------------------   PAID-IN     RETAINED    --------------------
                                    SHARES      AMOUNT      SHARES      AMOUNT      CAPITAL     EARNINGS     SHARES     AMOUNT

Balance at December 31, 1992.....         --   $      --   1,314,241   $   1,314   $(1,694,429)  $      --       (875) $  (6,842)
Retroactive restatement for a 4
 for 1 stock split in the form of
 a common stock dividend
 effective April 3, 1996.........                          3,942,723       3,943       (3,943)         --      (2,625)        --
                                   ---------  -----------  ---------  -----------  ----------  -----------  ---------  ---------
As restated......................         --          --   5,256,964       5,257   (1,698,372)         --      (3,500)    (6,842)
Partnership income before
 business combination............                                                   1,099,926
Purchase of common stock.........                                                                             (13,860)   (29,793)
Issuance of common stock.........                            282,456         282      441,826
                                   ---------  -----------  ---------  -----------  ----------  -----------  ---------  ---------
Balance at December 31, 1993.....         --          --   5,539,420       5,539     (156,620)         --     (17,360)   (36,635)
Partnership income before
 business combination............                                                   1,110,153
Purchase of common stock.........                                                                             (26,069)   (68,239)
Issuance of common stock.........                                                      36,767                  41,811    100,644
                                   ---------  -----------  ---------  -----------  ----------  -----------  ---------  ---------
Balance at December 31, 1994.....         --          --   5,539,420       5,539      990,300          --      (1,618)    (4,230)
Partnership income before
 business combination............                                                   1,730,167
Net income after business
 combination.....................                                                                  50,000
Purchase of common stock.........                                                                              (6,080)   (19,868)
Issuance of common stock.........                             92,700          93      249,907
Purchase and retirement of common
 stock...........................                           (260,748)       (261)  (1,499,739)
Partnership capital
 distributions...................                                                  (1,040,122)
Redeemable convertible preferred
 stock dividends.................                                                    (133,334)    (50,000)
Accretion of redeemable
 convertible preferred stock
 issuance costs..................                                                      (7,236)
                                   ---------  -----------  ---------  -----------  ----------  -----------  ---------  ---------
Balance at December 31, 1995.....         --   $      --   5,371,372   $   5,371   $  289,943   $      --      (7,698) $ (24,098)
                                   ---------  -----------  ---------  -----------  ----------  -----------  ---------  ---------
                                   ---------  -----------  ---------  -----------  ----------  -----------  ---------  ---------


                                      TOTAL
                                   STOCKHOLDERS'
                                      EQUITY
Balance at December 31, 1992.....   $(1,699,957)
Retroactive restatement for a 4
 for 1 stock split in the form of
 a common stock dividend
 effective April 3, 1996.........           --
                                   ------------
As restated......................   (1,699,957)
Partnership income before
 business combination............    1,099,926
Purchase of common stock.........      (29,793)
Issuance of common stock.........      442,108
                                   ------------
Balance at December 31, 1993.....     (187,716)
Partnership income before
 business combination............    1,110,153
Purchase of common stock.........      (68,239)
Issuance of common stock.........      137,411
                                   ------------
Balance at December 31, 1994.....      991,609
Partnership income before
 business combination............    1,730,167
Net income after business
 combination.....................       50,000
Purchase of common stock.........      (19,868)
Issuance of common stock.........      250,000
Purchase and retirement of common
 stock...........................   (1,500,000)
Partnership capital
 distributions...................   (1,040,122)
Redeemable convertible preferred
 stock dividends.................     (183,334)
Accretion of redeemable
 convertible preferred stock
 issuance costs..................       (7,236)
                                   ------------
Balance at December 31, 1995.....   $  271,216
                                   ------------
                                   ------------

                See accompanying Notes to Financial Statements.

                              WHITTMAN-HART, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                 YEARS ENDED DECEMBER 31,
                                                                           -------------------------------------
                                                                              1993         1994         1995
Cash flows from operating activities:
Net income...............................................................  $ 1,099,926  $ 1,110,153  $ 1,780,167
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..........................................      232,753      340,699      600,946
  Gain on disposition of property and equipment..........................       (1,398)          --           --
  ESOP expense...........................................................      175,000      137,411           --
  Executive stock expense................................................      116,701       29,168      241,668
  Changes in assets and liabilities:
    Receivables..........................................................   (1,007,277)    (986,471)  (4,226,845)
    Deferred income taxes................................................           --           --      (50,000)
    Prepaid expenses and other...........................................       15,521      (67,544)    (317,417)
    Notes receivable.....................................................     (177,823)    (127,874)      29,753
    Other assets.........................................................       14,899        6,321      (25,273)
    Accounts payable.....................................................        9,594       67,412      818,665
    Accrued compensation and related costs...............................      962,993      131,814    3,165,292
    Other accrued liabilities............................................        4,535      651,339     (183,585)
    Deferred rent........................................................     (139,183)     (83,312)     412,178
    Other current liabilities............................................     (109,030)    (257,057)     169,630
                                                                           -----------  -----------  -----------
Net cash provided by operating activities................................    1,197,211      952,059    2,415,179
                                                                           -----------  -----------  -----------
Cash flows from investing activities:
  Purchase of property and equipment.....................................      (49,668)  (1,717,907)  (1,911,390)
  Proceeds from disposition of property and equipment....................       24,379           --           --
                                                                           -----------  -----------  -----------
Net cash used in investing activities....................................      (25,289)  (1,717,907)  (1,911,390)
                                                                           -----------  -----------  -----------
Cash flows from financing activities:
  Proceeds from issuance of redeemable convertible preferred stock, net
   of issuance costs.....................................................           --           --    5,393,273
  Proceeds from issuance of bank debt....................................           --    1,650,000      500,000
  Payments on bank debt..................................................   (1,230,637)    (456,220)    (492,738)
  Payments on related party debt.........................................      (50,000)    (265,000)          --
  Purchase of common stock...............................................      (29,793)     (68,239)  (1,519,868)
  Partnership capital distributions......................................           --           --     (179,476)
  Checks issued in excess of bank balance................................      138,508      (94,693)    (121,802)
                                                                           -----------  -----------  -----------
Net cash provided by (used in) financing activities......................   (1,171,922)     765,848    3,579,389
                                                                           -----------  -----------  -----------
Net increase in cash and cash equivalents................................           --           --    4,083,178
Cash and cash equivalents at beginning of year...........................           --           --           --
                                                                           -----------  -----------  -----------
Cash and cash equivalents at end of year.................................  $        --  $        --  $ 4,083,178
                                                                           -----------  -----------  -----------
                                                                           -----------  -----------  -----------
Supplemental disclosures of cash flow information:
  Interest paid..........................................................  $   174,394  $    82,060  $   225,480
Supplemental disclosures of noncash investing and financing activities:
  Issuance of common stock to ESOP.......................................      175,000      137,411           --
  Settlement of lease obligation in exchange for furniture...............           --      104,231           --
  Issuance of common stock to executives.................................      267,108           --      250,000
  Automobile acquired in exchange for note...............................       40,000           --           --
  Partnership capital distribution payable...............................           --           --      860,646
  Accretion of redeemable convertible preferred stock dividends and
   issuance costs........................................................           --           --      190,570

                See accompanying Notes to Financial Statements.

                              WHITTMAN-HART, INC.
                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1993, 1994 AND 1995

1.  DESCRIPTION OF BUSINESS
    Whittman-Hart, Inc. (the "Company") provides a wide range of information technology consulting services to a variety of industries that utilize any combination of open system, client/server, midrange and enterprise architectures. Primary industries include manufacturing, distribution, retail, financial markets, telecommunications, insurance and healthcare throughout the United States.

    The Company's business was previously owned by Whittman-Hart, L.P. ("LP"), a Delaware limited partnership, and operated by employees of Whittman-Hart Corporation II ("Corporation II"), a Delaware corporation, pursuant to a client service agreement. Corporation II's operations consisted solely of revenues and expenses related to its client service agreement with LP. The Company was a limited partner in LP. Corporation II's revenues and LP's related expenses associated with the client service agreement have been eliminated in the accompanying financial statements. Partnership income before business combination as reported in the statements of stockholders' equity represents LP's undistributed earnings.

    Effective December 31, 1995, the Company issued common and redeemable convertible preferred stock in exchange for the remaining partnership interests of LP. The exchange represents a combination of entities under common control and has been accounted for on an "as-if" pooling-of-interests basis, with the accompanying financial statements restated for all periods presented.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  REVENUE RECOGNITION

    Revenues are recognized as the related services are performed.

  PROPERTY AND EQUIPMENT

    Depreciation is computed using the straight-line method based on the estimated useful lives, ranging from two to seven years, of the various classes of property. Amortization of leasehold improvements is computed over the shorter of the lease term or estimated useful life of the asset.

  CASH EQUIVALENTS

    Cash equivalents consist of Eurodollar time deposits which mature in seven days.

  INCOME TAXES

    Income taxes, including pro forma calculations, are accounted for in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                              WHITTMAN-HART, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  PRO FORMA NET INCOME PER SHARE

    Pro forma net income per common and common equivalent share is computed based on the weighted average of 7,064,886 common and common equivalent shares (redeemable convertible preferred stock, 10%, $.001 par value ("Redeemable Preferred Stock") and stock options) outstanding during the year.

    Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the twelve months immediately preceding the initial public offering date (using the treasury stock method and the initial public offering price per share) have been included in the calculation of common and common equivalent shares as if they were outstanding for the entire period presented.

  RECLASSIFICATIONS

    Certain 1993 and 1994 balances have been reclassified to conform to the 1995 presentation.

3.  REDEEMABLE CONVERTIBLE PREFERRED STOCK
    During 1995, the Company issued 239,019 shares of Redeemable Preferred Stock which have a preference value equal to $23.01 per share plus all accrued but unpaid dividends. Dividends of $183,334 were accreted in 1995. Each share of Redeemable Preferred Stock is convertible into four shares of common stock subject to adjustments for anti-dilution. The holders of the Redeemable Preferred Stock are entitled to one vote for each share of common stock into which such holders' Redeemable Preferred Stock may be converted. The Redeemable Preferred Stock was recorded at fair value on the date of issuance less issue costs. The excess of the preference value over the carrying value is being accreted by periodic charges to additional paid-in capital over the life of the issue. Accretion of issue costs were $7,236 in 1995.

    Each holder of the Redeemable Preferred Stock may elect to require the Company to redeem such holder's Redeemable Preferred Stock at its preference value at any time after certain events have occurred or July 31, 2000. All Redeemable Preferred Stock shall automatically convert to common stock immediately prior to the closing of a sale of common stock pursuant to a registration statement declared effective by the Securities and Exchange
Commission if the aggregate sales proceeds exceed certain levels. Upon the conversion of any Redeemable Preferred Stock into common stock, any accrued and unpaid dividends shall be canceled.

4.  DEBT OBLIGATIONS

  LINE OF CREDIT

    The Company has a line of credit with a bank which expires on July 31, 1996 and provides a maximum borrowing of $2,000,000. Borrowings are limited to 80% of eligible accounts receivable and bear interest at the bank's prime rate or the London Interbank Offered Rate (LIBOR) plus 1.5%. No borrowings were outstanding at December 31, 1995.

                              WHITTMAN-HART, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995

4.  DEBT OBLIGATIONS (CONTINUED)
  LONG TERM DEBT

    Long-term debt obligations at December 31, 1994 and 1995 are:

                                                                                  1994          1995
Promissory note payable to bank, interest at the bank's prime rate or LIBOR plus 1.5%, due in monthly installments of principal and interest through
 October 31, 1999, secured by the accounts receivable and specific furniture and equipment of the Company...............................................  $  1,650,000  $  1,292,500
Promissory note payable to bank, interest at the bank's prime rate or LIBOR plus 1.5%, due in monthly installments of principal and interest through
 February 28, 1998, secured by the accounts receivable and specific
 furniture and equipment of the Company.....................................            --       374,000
Installment note payable, interest at 7.85%, due in monthly installments of
 $995 through August 1997. Note is secured by an automobile.................        27,830        18,592
                                                                              ------------  ------------
Total long-term debt........................................................     1,677,830     1,685,092
Less current maturities.....................................................       395,111       550,363
                                                                              ------------  ------------
Total.......................................................................  $  1,282,719  $  1,134,729
                                                                              ------------  ------------
                                                                              ------------  ------------

    The Company may elect to convert the interest rate on its installment notes and its line of credit from the bank's prime rate (8.5% at December 31, 1995) to LIBOR plus 1.5%. The Company has the option to select a LIBOR interest period of either 30, 60, or 90 days. At December 31, 1995, the Company had long-term debt of $1,625,000 outstanding under a LIBOR rate agreement at an interest rate of 7.43%.

    The aggregate maturities for long-term debt and related-party debt (note 11) are as follows:

                             RELATED
  YEAR     LONG-TERM DEBT     PARTY         TOTAL
  1996      $    550,363    $  317,413   $    867,776
  1997           505,729            --        505,729
  1998           354,000            --        354,000
  1999           275,000            --        275,000
           --------------  ------------  ------------
            $  1,685,092    $  317,413   $  2,002,505
           --------------  ------------  ------------
           --------------  ------------  ------------

    Under its most restrictive credit agreements, the Company is required to maintain tangible net worth, debt-to-equity and cash flow ratios.

5.  LEASE COMMITMENTS
    The Company leases its office facilities and certain equipment under operating lease arrangements which expire at various dates through October 2004.

                              WHITTMAN-HART, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995

5.  LEASE COMMITMENTS (CONTINUED)
    Rent expense for the years ended December 31, 1993, 1994 and 1995 was $1,050,950, $1,251,420 and $2,631,720, respectively. The future minimum annual lease payments under noncancelable long-term leases are as follows:

YEAR ENDING DECEMBER 31     AMOUNT
         1996            $    932,381
         1997                 956,796
         1998                 943,896
         1999                 961,411
         2000                 861,633
      Thereafter            3,301,382
                         ------------
                         $  7,957,499
                         ------------
                         ------------

6.  INCOME TAXES
    The Company's business was previously owned and operated by LP; therefore, federal income tax liabilities were the responsibility of the partners. Income taxes are comprised of certain state income taxes of LP and federal and state income taxes of the Company. The pro forma income tax adjustments included in the statements of earnings represent federal and the additional state income tax expense that would have been required had the Company operated as a C corporation for all periods presented.

    The tax effects of temporary differences that give rise to deferred tax assets and liabilities at December 31, 1995 are as follows:

Deferred tax assets:
  Allowance for doubtful accounts................................  $  39,280
  Accrued liabilities............................................    112,070
                                                                   ---------
Total deferred tax assets........................................    151,350
Deferred tax liability --
  Property and equipment.........................................   (101,350)
                                                                   ---------
Net deferred tax asset...........................................  $  50,000
                                                                   ---------
                                                                   ---------

7.  EXECUTIVE STOCK PLAN
    The Company's Executive Stock Plan (the "Plan") is used to reward selected executives for future services. Under the Plan, executives are awarded common stock that vests over a specified period. In the event employment is terminated prior to vesting, the executive will not be entitled to receive the common stock. Executive stock expense reported in the statements of earnings amounted to $116,701, $29,168 and $241,668 in 1993, 1994 and 1995, respectively.

8.  EMPLOYEE STOCK OWNERSHIP PLAN
    The Company sponsors an Employee Stock Ownership Plan ("ESOP") which covers substantially all employees over the age of 21 who have completed one year of service. Annual ESOP contributions are determined at the discretion of the Company's Board of Directors. Plan participants become fully vested after completing four years of service. ESOP contributions reported in the statements of earnings amounted to $175,000 and $137,411 in 1993 and 1994, respectively. There were no contributions in 1995. The ESOP held 255,802 shares of common stock at December 31, 1994 and 1995.

                              WHITTMAN-HART, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995

9.  401(K) RETIREMENT PLAN
    The Company's 401(k) plan covers all employees who have reached 21 years of age. Participants may contribute up to 12% of their eligible compensation. The Company matches participant contributions as defined within the plan. Company contributions amounted to $87,337, $92,100 and $183,857 in 1993, 1994 and 1995,
respectively.

10. STOCK OPTIONS
    In 1995, the Company adopted a stock option plan under which certain employees may be granted the right to purchase shares of common stock at the fair market value on the date of grant. Stock options may be exercised only to the extent they have vested in accordance with provisions determined by the Board of Directors.

    During 1995, stock options were granted to purchase 880,856 and 30,000 shares of the Company's common stock at exercise prices of $6.49 and $3.29, respectively. At December 31, 1995, all of the options granted were outstanding and options to purchase 90,080 shares of the Company's common stock were exercisable.

11. RELATED-PARTY TRANSACTIONS
    Notes receivable from a stockholder bear interest at 2% below the prime rate and are due on demand. Additionally, notes receivable from executives bear interest at the prime rate and are due on various dates through August 1998.

    Unsecured notes payable to a stockholder bear interest at 10% and are due on December 31, 1996.

12. REVENUES FROM SIGNIFICANT CLIENTS
    In 1993 and 1995, one client accounted for approximately 10% of the Company's total revenues.

13. SUBSEQUENT EVENTS
    During  February 1996, the notes receivable -- stockholder and notes payable
- -- stockholder (note 11) were repaid.

    The Company's Board of Directors approved a 4 for 1 split of common stock in the form of a stock dividend effective April 3, 1996. All common share and per share amounts have been adjusted retroactively to give effect to the stock split. Additionally, on April 3, 1996, the Company filed an Amendment to its Certificate of Incorporation effecting an increase in the number of authorized shares of common stock to 15,000,000 and authorizing 3,000,000 shares of preferred stock. The authorized numbers of shares have been adjusted to give effect to these increases.

    In connection with the Company's initial public offering, 239,019 shares of Redeemable Preferred Stock will be converted into 956,074 shares of common stock.

    A portion of the proceeds of the Company's initial public offering will be used to retire two promissory notes totaling $1,666,500.

                              WHITTMAN-HART, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1993, 1994 AND 1995

13. SUBSEQUENT EVENTS (CONTINUED)
                  PRO FORMA CONDENSED FINANCIAL STATEMENTS OF
                              WHITTMAN-HART, INC.
                         UNAUDITED PRO FORMA CONDENSED
                             STATEMENTS OF EARNINGS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

    The following unaudited pro forma condensed statements of earnings represent the historical results of operations of the Company for 1995, adjusted to reflect the application of the net proceeds of the Company's initial public offering to repay certain indebtedness resulting in a reduction in interest expense as if such transaction had occurred at the beginning of the period presented. The pro forma condensed statement of earnings is not necessarily indicative of what the Company's statement of earnings would have been had such transaction occurred at the beginning of the year.

                                                                                                   SUPPLEMENTARY
                                                                        AS REPORTED   ADJUSTMENTS    PRO FORMA
Revenues..............................................................  $     49,822                $     49,822
Cost of services......................................................        30,392                      30,392
                                                                        ------------               --------------
  Gross profit........................................................        19,430                      19,430
Costs and expenses....................................................        17,717                      17,717
Operating income......................................................         1,713                       1,713
Other income (expense)................................................            17   $     153(1)           170
                                                                        ------------  -----------  --------------
Income before taxes...................................................         1,730         153           1,883
Income taxes..........................................................           (50)                        (50)
                                                                        ------------  -----------  --------------
Net income............................................................  $      1,780   $     153    $      1,933
Pro forma adjustment to provision for income taxes....................           666          61(2)           727
                                                                        ------------  -----------  --------------
Pro forma net income..................................................         1,114          92           1,206
                                                                        ------------  -----------  --------------
                                                                        ------------  -----------  --------------
Pro forma net income per share........................................  $       0.16               $        0.17
                                                                        ------------               --------------
                                                                        ------------               --------------
Weighted average common and common equivalent shares outstanding......     7,064,886                   7,176,882
                                                                        ------------               --------------
                                                                        ------------               --------------

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                              FINANCIAL STATEMENTS

(1) This adjustment shows the effect on interest expense for the year as if two promissory notes totaling $1,666,500 that will be repaid with the proceeds of the Company's initial public offering were repaid at the beginning of the year.

(2) This adjustment reflects the pro forma effect of income taxes on the increase in income assuming a pro forma effective tax rate of 40%.

 See accompanying notes to unaudited pro forma condensed financial statements.

                              WHITTMAN-HART, INC.

                                 BALANCE SHEETS

                                     ASSETS

                                                                                                       JUNE 30,
                                                                                        DECEMBER 31,     1996
                                                                                            1995      (UNAUDITED)
Current assets:
  Cash and cash equivalents...........................................................   $4,083,178   2$6,101,651
  Short-term investments..............................................................           --    7,006,924
  Trade accounts receivable, net of allowance for doubtful accounts of $100,000 and
   $211,533 in 1995 and 1996, respectively............................................    8,785,240   14,099,238
  Other receivables...................................................................       63,060      138,892
  Prepaid expenses and other..........................................................      481,831    1,106,444
  Notes and interest receivable -- stockholder........................................      326,356           --
  Notes and interest receivable -- executives.........................................      106,355       69,756
  Deferred income taxes...............................................................       50,000       50,000
                                                                                        ------------  -----------
    Total current assets..............................................................   13,896,020   48,572,905
Property and equipment, at cost:
  Office furniture and equipment......................................................    2,497,413    3,608,268
  Computer equipment and software.....................................................    2,019,435    3,146,737
  Automobiles.........................................................................      107,735       60,612
  Leasehold improvements..............................................................      147,039      445,442
                                                                                        ------------  -----------
                                                                                          4,771,622    7,261,059
  Less accumulated depreciation and amortization......................................   (1,574,292)  (1,984,184)
                                                                                        ------------  -----------
Net property and equipment............................................................    3,197,330    5,276,875
Notes receivable -- executives........................................................       51,500      163,367
Other.................................................................................       84,117      139,147
                                                                                        ------------  -----------
    Total assets......................................................................   $17,228,967  5$4,152,294
                                                                                        ------------  -----------
                                                                                        ------------  -----------
                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt................................................   $  550,363    $      --
  Notes payable -- stockholder........................................................      317,413           --
  Accounts payable....................................................................    1,264,048      446,888
  Accrued compensation and related costs..............................................    5,843,859    6,587,362
  Income taxes payable................................................................           --      112,608
  Other accrued liabilities...........................................................      542,541      637,069
  Distributions payable...............................................................      860,646           --
  Other current liabilities...........................................................      321,375      139,751
                                                                                        ------------  -----------
    Total current liabilities.........................................................    9,700,245    7,923,678
Long-term debt, less current maturities...............................................    1,134,729           --
Deferred rent.........................................................................      538,934      704,973
                                                                                        ------------  -----------
    Total liabilities.................................................................   11,373,908    8,628,651
Redeemable convertible preferred stock, 10%, $.001 par value; 239,019 shares
 authorized, issued and outstanding (redemption value $5,683,334).....................    5,583,843           --
Stockholders' equity:
  Preferred stock, $.001 par value; 3,000,000 shares authorized, none issued and
   outstanding........................................................................           --           --
  Common stock, $.001 par value; 15,000,000 authorized, 5,371,372 and 8,959,210 shares
   issued in 1995 and 1996, respectively..............................................        5,371        8,959
  Additional paid-in capital..........................................................      289,943   43,757,131
  Retained earnings...................................................................           --    1,794,688
  Deferred compensation...............................................................           --      (13,037)
                                                                                        ------------  -----------
                                                                                            295,314   45,547,741
  Common stock held in treasury, at cost, 7,698 shares in 1995 and 1996...............      (24,098)     (24,098)
                                                                                        ------------  -----------
    Total stockholders' equity........................................................      271,216   45,523,643
                                                                                        ------------  -----------
      Total liabilities and stockholders' equity......................................   $17,228,967  5$4,152,294
                                                                                        ------------  -----------
                                                                                        ------------  -----------

           See accompanying Notes to Unaudited Financial Statements.

                              WHITTMAN-HART, INC.

                             STATEMENTS OF EARNINGS

                                                                                      SIX MONTHS ENDED JUNE 30,
                                                                                     ----------------------------
                                                                                         1995(UNAUDITED)1996
Revenues...........................................................................  $  21,411,930  $  38,862,750
Cost of services...................................................................     13,130,040     23,361,980
                                                                                     -------------  -------------
  Gross profit.....................................................................      8,281,890     15,500,770
Costs and expenses:
  Selling..........................................................................      1,104,320      1,709,540
  Recruiting.......................................................................      1,014,320      1,607,030
  General and administrative.......................................................      5,258,774      9,645,222
                                                                                     -------------  -------------
    Total costs and expenses.......................................................      7,377,414     12,961,792
                                                                                     -------------  -------------
Operating income...................................................................        904,476      2,538,978
Other income (expense):
  Interest expense.................................................................       (102,780)       (47,400)
  Interest income..................................................................         17,400        268,720
  Other, net.......................................................................        (13,390)        83,080
                                                                                     -------------  -------------
    Total other income (expense)...................................................        (98,770)       304,400
                                                                                     -------------  -------------
Income before income taxes.........................................................        805,706      2,843,378
Income taxes.......................................................................             --      1,098,690
                                                                                     -------------  -------------
Net income.........................................................................  $     805,706  $   1,744,688
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Net income per share...............................................................                 $        0.22
                                                                                                    -------------
                                                                                                    -------------
Shares used in computing net income per share......................................                     7,805,738
                                                                                                    -------------
                                                                                                    -------------
Pro forma income data:
  Net income as reported...........................................................  $     805,706
  Pro forma adjustment to provision for income taxes...............................        301,701
                                                                                     -------------
  Pro forma net income.............................................................  $     504,005
                                                                                     -------------
                                                                                     -------------
  Pro forma net income per share...................................................  $        0.07
                                                                                     -------------
                                                                                     -------------
  Shares used in computing pro forma net income per share..........................      7,148,917
                                                                                     -------------
                                                                                     -------------

           See accompanying Notes to Unaudited Financial Statements.

                              WHITTMAN-HART, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       SIX MONTHS ENDED JUNE 30,
                                                                                      ----------------------------
                                                                                          1995(UNAUDITED)1996
Cash flows from operating activities:
  Net income........................................................................  $     805,706  $   1,744,688
  Adjustments to reconcile net income to net cash used in operating activities:
    Depreciation and amortization...................................................        227,178        488,975
    Gain on disposition of property and equipment...................................             --        (12,607)
    Executive stock expense.........................................................        180,656         29,213
    Changes in assets and liabilities:
      Receivables...................................................................     (2,040,749)    (5,389,830)
      Prepaid expenses and other....................................................         91,252       (624,613)
      Notes receivable..............................................................        (14,704)       251,088
      Other assets..................................................................        (75,300)       (55,030)
      Accounts payable..............................................................       (438,532)      (817,160)
      Accrued compensation and related costs........................................        986,643        816,420
      Income taxes payable..........................................................             --        112,608
      Other accrued liabilities.....................................................       (327,273)        94,528
      Deferred rent.................................................................        158,481        166,039
      Other current liabilities.....................................................         99,200       (181,624)
                                                                                      -------------  -------------
Net cash used in operating activities...............................................       (347,442)    (3,377,305)
                                                                                      -------------  -------------
Cash flows from investing activities:
  Purchase of short-term investments................................................             --     (7,006,924)
  Purchase of property and equipment................................................       (567,807)    (2,597,172)
  Proceeds from disposition of property and equipment...............................             --         43,122
                                                                                      -------------  -------------
Net cash used in investing activities...............................................       (567,807)    (9,560,974)
                                                                                      -------------  -------------
Cash flows from financing activities:
  Proceeds from issuance of bank debt...............................................        500,000         48,775
  Payments on bank debt.............................................................       (239,457)    (1,733,867)
  Payments on related party debt....................................................             --       (317,413)
  Proceeds from issuance of common stock, net of issuance costs.....................             --     37,819,903
  Purchase of common stock..........................................................        (19,868)            --
  Partnership capital distributions.................................................        (81,022)      (860,646)
  Checks issued in excess of bank balance...........................................        755,596             --
                                                                                      -------------  -------------
Net cash provided by financing activities...........................................        915,249     34,956,752
                                                                                      -------------  -------------
Net increase in cash and cash equivalents...........................................             --     22,018,473
                                                                                      -------------  -------------
Cash and cash equivalents at beginning of period....................................             --      4,083,178
                                                                                      -------------  -------------
Cash and cash equivalents at end of period..........................................  $          --  $  26,101,651
                                                                                      -------------  -------------
                                                                                      -------------  -------------
Supplemental disclosures of cash flow information:
  Interest paid.....................................................................  $     110,087  $      58,181
  Income taxes paid.................................................................             --        986,082
Supplemental disclosure of noncash investing and financing activities:
  Issuance of common stock to executives............................................        100,000        102,130

           See accompanying Notes to Unaudited Financial Statements.

                              WHITTMAN-HART, INC.

                    NOTES TO UNAUDITED FINANCIAL STATEMENTS

                             JUNE 30, 1996 AND 1995

1.  BASIS OF PRESENTATION
    The accompanying unaudited interim financial statements of Whittman-Hart, Inc. (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission and should be read in conjunction with the Company's audited financial statements and notes thereto set forth elsewhere herein. The information furnished herein includes all adjustments which are, in the opinion of management, necessary for a fair presentation of results for these interim periods, and all such adjustments are of a normal recurring nature.

    The results of operations for the six months ended June 30, 1996 are not necessarily indicative of the results to be expected for the year ending December 31, 1996.

2.  CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS
    Cash equivalents are comprised of certain highly liquid investments with maturities of less than three months. Short-term investments consist of debt securities with maturities beyond three months but less than twelve months. The short-term investments are classified as available-for-sale under the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, these investments are stated at fair value.

3.  COMPUTATION OF NET INCOME AND PRO FORMA NET INCOME PER SHARE
    Net income and pro forma net income per common and common equivalent share are computed based on the weighted average of common and common equivalent shares (redeemable convertible preferred stock and stock options) outstanding during the period.

    Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and common equivalent shares issued during the twelve months immediately preceding the initial public offering date (using the treasury stock method and the initial public offering price per share) have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented.

4.  INCOME TAXES
    Prior to December 31, 1995, the Company's business was owned and operated by Whittman-Hart, L.P., a Delaware limited partnership, therefore, federal and certain state income tax liabilities were the responsibility of the partners. The pro forma tax adjustment for the six months ended June 30, 1995 represents federal and additional state income tax expense that would have been required had the Company operated as a C corporation during that period.

5.  STOCKHOLDERS' EQUITY
    The Company's Board of Directors approved a 4 for 1 split of the common stock in the form of a stock dividend effective April 3, 1996. All common share and per share amounts have been adjusted retroactively to give effect to the stock split. Additionally, on April 3, 1996, the Company filed an Amendment to its Certificate of Incorporation effecting an increase in the number of authorized shares of common stock to 15,000,000 and authorizing 3,000,000 shares of preferred stock. The authorized numbers of shares have been adjusted to give effect to these increases.

    On May 8, 1996, the Company completed an initial public offering of its common stock in which 2,600,000 shares were sold by the Company, resulting in net proceeds of approximately $37.8 million. In connection with such offering, 239,019 shares of redeemable convertible preferred stock were converted into 956,074 shares of common stock. All accrued and unpaid dividends related to the redeemable convertible preferred stock were canceled upon the conversion to common stock.

                              WHITTMAN-HART, INC.

                             JUNE 30, 1996 AND 1995

6.  STOCK OPTIONS
    In 1995, the Company adopted a stock option plan under which certain employees may be granted the right to purchase shares of common stock at the fair market value on the date of grant. Stock options may be exercised only to the extent they have vested in accordance with provisions determined by the Board of Directors. In addition, the Company has from time to time granted stock options outside of the stock option plan. Stock option transactions for the six months ended June 30, 1996 are summarized as follows:

                                                            SHARES        PRICE
Outstanding on December 31, 1995.........................    910,856  $3.29 -  6.49
Granted..................................................     24,260   4.63 - 36.00
Canceled.................................................    (23,822)      6.49
                                                           ---------  --------------
Outstanding on June 30, 1996.............................    911,294  $3.29 - 36.00
                                                           ---------  --------------
                                                           ---------  --------------

    Options to purchase 99,439 shares of the Company's common stock were exercisable at June 30, 1996.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY OF THE SELLING STOCKHOLDERS OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ----------------

                               TABLE OF CONTENTS

                                                    PAGE
Prospectus Summary.............................           3
Risk Factors...................................           5
The Company....................................           9
Use of Proceeds................................           9
Price Range of Common Stock....................          10
Dividend Policy................................          10
Capitalization.................................          10
Selected Financial Data........................          11
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................          12
Business.......................................          18
Management.....................................          31
Principal and Selling Stockholders.............          37
Certain Transactions...........................          38
Description of Capital Stock...................          39
Shares Eligible for Future Sale................          41
Underwriting...................................          42
Legal Matters..................................          43
Experts........................................          43
Additional Information.........................          43
Index to Financial Statements..................         F-1

                                1,800,000 SHARES

 S
                                                             WHITTMAN-HART, INC.

                                  COMMON STOCK

                     -------------------------------------

                              P R O S P E C T U S

                     -------------------------------------

 DONALDSON, LUFKIN & JENRETTE
           SECURITIES CORPORATION

                             VOLPE, WELTY & COMPANY

                                        , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    Set forth below is an estimate of the approximate amount of fees and expenses (other than underwriting commissions and discounts) payable by the Company in connection with the issuance and distribution of the Common Stock pursuant to the Prospectus contained in this Registration Statement.

Securities and Exchange Commission registration fee...............  $  21,235
NASD filing fee...................................................      6,658
Nasdaq National Market additional listing fee.....................     17,500
Accountants' fees and expenses....................................     55,000
Blue Sky fees and expenses........................................     20,000
Legal fees and expenses...........................................     60,000
Printing expenses.................................................     75,000
Miscellaneous expenses............................................    244,607
                                                                    ---------
  Total...........................................................  $ 500,000
                                                                    ---------
                                                                    ---------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company, being incorporated under the General Corporation Law of the State of Delaware (the "DGCL"), is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding to which such person is made a party or threatened to be made a party by reason of the fact that he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Section 145 provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise.

    The Company's Certificate of Incorporation and By-Laws contain provisions that require the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law.

    Article Eighth of the Company's Certificate of Incorporation eliminates, to the fullest extent permitted by paragraph (7) of subsection (b) of Section 102 of the DGCL, as the same may be amended or supplemented, or any corresponding provision of the DGCL, the personal liability of directors. That paragraph allows corporations incorporated under the DGCL to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. However, that paragraph does not allow corporations to limit the liability of a director: (i) for any breach of his or her duty of loyalty to the corporation or its stockholders;
(ii) for acts or omission not in good faith or which involve intentional misconduct or a knowing violations of law; (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption; or (iv) for any transaction for which the director derived an improper personal benefit.

    The Company maintains liability insurance for its directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Set forth below is information as to securities of the Company issued or sold by the Company since July 1, 1993 that were not registered under the Securities Act of 1933, as amended (the "Securities Act"). No underwriters were involved, and there were no underwriting discounts or commissions. The following information reflects a 4 for 1 stock split of all outstanding shares of Common Stock.

    Since July 1, 1993, a total of 325,064 shares of Common Stock have been issued to nine employees of the Company, the consideration for which was past employment services to the Company. All such issuances were made pursuant to the exemptions from registration provided by Section 4(2) of the Securities Act and/ or Rule 701 thereunder.

    Since July 1, 1993, a total of 255,802 shares of Common Stock have been issued to the Company's Employee Stock Ownership Plan. All such issuances were made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

    On August 29, 1995, 239,019 preferred equity units in Whittman-Hart L.P. ("LP") were issued to PVP-WH Corporation and F-WH Corporation. Both of these persons were accredited investors and all issuances were pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

    On December 31, 1995, in connection with the Reorganization as described in the Registration Statement, 3,340,683 shares of Common Stock of the Company were issued to Whittman-Hart, Ltd. ("Limited") in exchange for the transfer to the Company of common equity units of LP formerly held by Limited, 239,019 shares of Preferred Stock of the Company were issued to PVP-WH Corporation and F-WH Corporation in exchange for the transfer to the Company of preferred equity units of LP formerly held by those two investors and 573,283 shares of Common Stock of the Company were issued to Robert F. Bernard in exchange for the transfer to the Company of common equity units of LP formerly held by Mr. Bernard. All of these persons were accredited investors and all issuances were pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

    On May 2, 1996, 956,074 shares of Common Stock were issued to PVP-WH Corporation and F-WH Corporation in exchange for 239,019 shares of Preferred Stock pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

    (a) Exhibits

EXHIBIT NO.                                              DESCRIPTION
        .11  Form of Underwriting Agreement.
       2.1   Unit Contribution Agreement dated as of December 28, 1995 among Robert Bernard,
              F-WH Corporation, PVP-WH Corporation, Whittman-Hart General Partner, Ltd. and Whittman-Hart, Inc.*
       3.1   Amended and Restated Certificate of Incorporation of the Company.*
       3.2   Second Amended and Restated By-Laws of the Company.*
       4.1   Specimen stock certificate representing Common Stock.*
       5.1   Opinion of Sachnoff & Weaver, Ltd.
      10.1   Executive Employment Agreement between the Company and Robert F. Bernard effective as of June 15,
              1995.*
      10.2   Executive Employment Agreement between the Company and Edward V. Szofer effective as of June 15,
              1995.*
      10.3   Executive Employment Agreement between the Company and Kevin M. Gaskey effective as of June 15,
              1995.*
      10.4   Executive Employment Agreement between the Company and Susan B. Reardon effective as of June 15,
              1995.*
      10.5   Executive Employment Agreement between the Company and Glen A. Metelmann effective as of June 15,
              1995.*
      10.6   Form of Employment Agreement (Manager).*
      10.7   Form of Employment Agreement (Consultant).*
      10.8   1995 Incentive Stock Plan dated December 29, 1995.*
      10.9   Employee Stock Purchase Plan.*
      10.10  Whittman-Hart Corporation II Employee Stock Ownership Plan.*

EXHIBIT NO.                                              DESCRIPTION
      10.11  Lease for 311 S. Wacker Drive, Chicago, Illinois.*
      10.12  Stockholders Agreement among Robert F. Bernard, Edward V. Szofer, F-WH Corporation, PVP-WH
              Corporation, Whittman-Hart General Partner, Ltd. and the Company dated December 31, 1995.*
      10.13  Registration Agreement between the Company, F-WH Corporation and PVP-WH Corporation dated as of
              December 31, 1995.*
      10.14  Form of Registration Agreement among the Company, Robert F. Bernard and Edward V. Szofer.*
      10.15  Loan and Security Agreement by and between American National Bank and Trust Company of Chicago and
              Whittman-Hart L.P. dated as of August 1, 1994, as amended and related LIBOR Borrowing Agreement dated July 21, 1995.*
      10.16  Loan Agreement by and between American National Bank and Trust Company of Chicago and the Company
              dated as of July 25, 1996.
      10.17  Promissory Note (Unsecured) by the Company dated July 25, 1996 in the amount of $5,000,000 in favor of American National Bank and Trust Company of Chicago.
      10.18  London Interbank Offered Rate Borrowing Agreement executed by the Company and accepted by American
              National Bank and Trust Company of Chicago on July 25, 1996.
      11.1   Statement Regarding Computation of Per Share Earnings.
      23.1   Consent of KPMG Peat Marwick LLP.
      23.2   Consent of Sachnoff & Weaver, Ltd. (contained in its opinion filed as Exhibit 5.1 hereto).
      24.1   Powers of Attorney (included as part of signature page).
      27.1   Financial Data Schedule.

- ------------------------
* Incorporated herein by reference to Whittman-Hart, Inc. Registration Statement on Form S-1 (No. 333-1778), which was declared effective by the Commission on May 2, 1996.

    (b) Financial Statement Schedule:
        Report of Independent Auditors
        Schedule II: Valuation and Qualifying Accounts

    All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

    The Company hereby undertakes:

        (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon

    Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) of 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Chicago, Illinois on August 5, 1996.

                                          WHITTMAN-HART, INC.

                                          By:        /s/ ROBERT F. BERNARD

                                             -----------------------------------
                                                      Robert F. Bernard
                                                PRESIDENT AND CHIEF EXECUTIVE
                                                           OFFICER

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, THAT EACH PERSON WHOSE SIGNATURE APPEARS BELOW CONSTITUTES AND APPOINTS ROBERT F. BERNARD AND KEVIN M. GASKEY, AND EACH OF THEM SINGLY, AS HIS TRUE AND LAWFUL ATTORNEYS-IN-FACT AND AGENTS WITH FULL POWER OF SUBSTITUTION AND RESUBSTITUTION, FOR HIM AND IN HIS NAME, PLACE AND STEAD, IN ANY AND ALL CAPACITIES TO SIGN THE REGISTRATION STATEMENT FILED HEREWITH AND ANY OR ALL AMENDMENTS TO SAID REGISTRATION STATEMENT (INCLUDING POST-EFFECTIVE AMENDMENTS AND REGISTRATION STATEMENTS FILED PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT OF 1933, AND ANY OR ALL AMENDMENTS THERETO), AND TO FILE THE SAME, WITH ALL EXHIBITS THERETO, AND OTHER DOCUMENTS IN CONNECTION THEREWITH, WITH THE SECURITIES AND EXCHANGE COMMISSION GRANTING UNTO SAID ATTORNEYS-IN-FACT AND AGENTS THE FULL POWER AND AUTHORITY TO DO AND PERFORM EACH AND EVERY ACT AND THING REQUISITE AND NECESSARY TO BE DONE IN AND ABOUT THE FOREGOING, AS FULL TO ALL INTENTS AND PURPOSES AS HE MIGHT OR COULD DO IN PERSON, HEREBY RATIFYING AND CONFIRMING ALL THAT SAID ATTORNEYS-IN-FACT AND AGENTS OR ANY OF THEM, OR HIS OR HER SUBSTITUTE, MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 5th day of August, 1996.

                      SIGNATURE                                                   TITLE
- ------------------------------------------------------  ---------------------------------------------------------

                /s/ ROBERT F. BERNARD
     -------------------------------------------        President, Chief Executive Officer and Chairman of the
                  Robert F. Bernard                      Board of Directors (Principal Executive Officer)

                 /s/ KEVIN M. GASKEY
     -------------------------------------------        Chief Financial Officer and Treasurer (Principal
                   Kevin M. Gaskey                       Financial and Accounting Officer)

                 /s/ EDWARD V. SZOFER
     -------------------------------------------        Director
                   Edward V. Szofer

                 /s/ PAUL D. CARBERY
     -------------------------------------------        Director
                   Paul D. Carbery

                 /s/ ROBERT F. STEEL
     -------------------------------------------        Director
                   Robert F. Steel

                 /s/ LARRY P. ROCHES
     -------------------------------------------        Director
                   Larry P. Roches

                               INDEX TO EXHIBITS

                                                                                                            SEQUENTIAL
EXHIBIT NO.                                           DESCRIPTION                                            PAGE NO.
        .11  Form of Underwriting Agreement...............................................................
       5.1   Opinion of Sachnoff & Weaver, Ltd............................................................
      10.16  Loan Agreement by and between American National Bank and Trust Company of Chicago and the
              Company dated as of July 25, 1996...........................................................
      10.17  Promissory Note (Unsecured) by the Company dated July 25, 1996 in the amount of $5,000,000 in favor of American National Bank and Trust Company of Chicago................................
      10.18  London Interbank Offered Rate Borrowing Agreement executed by the Company and accepted by
              American National Bank and Trust Company of Chicago on July 25, 1996........................
      11.1   Statement Regarding Computation of Per Share Earnings........................................
      23.1   Consent of KPMG Peat Marwick LLP.............................................................
      23.2   Consent of Sachnoff & Weaver, Ltd. (contained in its opinion filed as Exhibit 5.1 hereto).
      24.1   Powers of Attorney (included as part of signature page).
      27.1   Financial Data Schedule. ....................................................................